Exhibit 10.1
EXECUTION COPY

Dated this 3rd day of April 2019

Between

SINGAPORE TOURISM BOARD

And

MARINA BAY SANDS PTE. LTD.

DEVELOPMENT AGREEMENT
in respect of

INTEGRATED RESORT
AT MARINA BAY,
SINGAPORE

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. [***] indicates that information has been redacted.

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36.	LIABILITY OF PARTIES	43
37.	SEVERANCE	43
38.	RIGHTS OF THIRD PARTIES	43
39.	COMPETITION ACT	43
40.	GOVERNING LAW AND JURISDICTION	43
41.	COUNTERPARTS	43

ANNEXURE “A” - LAND PARCEL PLAN
ANNEXURE “B” - FORM OF BANKER’S GUARANTEE
ANNEXURE “C” - FORM OF LEASE
ANNEXURE “D” - ACCEPTED PROPOSAL
ANNEXURE “E” - PLANNING PARAMETERS
ANNEXURE “F” - CASINO TAX RATES
ANNEXURE “G” - LESSEE RESPONSIBLE GAMBLING INITIATIVES
ANNEXURE “H” - TRUNCATION OF CST

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THIS DEVELOPMENT AGREEMENT is made the 3rd day of April Two thousand and nineteen (2019) between:

(i)
SINGAPORE TOURISM BOARD, a body corporate established under the Singapore Tourism Board Act (Cap. 305B) and having its principal office at No. 1 Orchard Spring Lane, Tourism Court, Singapore 247729 (the “Lessor”); and

(ii)	MARINA BAY SANDS PTE. LTD., a company incorporated in the Republic of Singapore and having its registered office at 80 Robinson Road #02-00 Singapore 068898 (the “Lessee”).
WHEREAS:
1.Pursuant to Leases IE/259455V and IE/259470L, both made between the Lessor and the Lessee, the Lessor leased the Original Demised Land (as defined in Lease IE/259455V) and the Additional Demised Land (as defined in Lease IE/259470L) to the Lessee for respective lease terms ending on 21 August 2066 for inter alia the construction, development and establishment of the Integrated Resort 1 (as defined below).
2.Pursuant to an offer of alienation made by Singapore Land Authority, as agent for and on behalf of the head lessor, the President of the Republic of Singapore (the “Head Lessor” which expression shall include her successors in office), the Head Lessor offered to alienate to the Lessor, a lease of the Land (as defined below) for a leasehold estate commencing from the date full payment of the alienation premium is received by the Singapore Land Authority and ending on 22 August 2066, which is to be used strictly for the construction, development and establishment of the Integrated Resort 2 (as defined below) on the Land, and on the other terms, conditions and covenants contained in the letter of offer of alienation dated 3 April 2019 issued by the Singapore Land Authority to the Lessor (the “Letter of Offer”). The Land shall be comprised in State Lease/s to be hereafter issued by the Head Lessor in favour of the Lessor.
3.The Lessee has agreed at its own cost and expense to construct, develop and establish the IR2 (as defined below) on the Land in accordance with the Accepted Proposal (as defined below) in consideration of the following:
(i)the Lessor granting to the Lessee a lease of the Land for the Lease Term (as defined below) subject to the terms, covenants and conditions hereinafter appearing; and
(ii)the Lessee receiving certain entitlements, and the Lessor’s compensation to the Lessee in the event the Lessee does not receive these entitlements, as more fully set out in Clause 16 herein.
4.The total project cost for the IR2 project is approximately Singapore Dollars Four billion and five hundred million (S$4,500,000,000).
NOW IT IS HEREBY AGREED as follows:
1.INTERPRETATION
1.1    Definitions
In this Agreement, including the Recitals, unless the context otherwise requires:
“Accepted Proposal” means the concept proposals and documents listed in Annexure “D” and shall include, where applicable, such additions and amendments thereto as may be made by the Lessee with the approval of the Lessor and the Development Investment to be expended for the development submitted by the Lessee, pursuant to and in compliance with this Agreement relating to the construction, development and establishment of the IR2;

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“Additional Gaming Area” has the meaning ascribed to it in Clause 16.2.1;
“Additional Gaming Machines” has the meaning ascribed to it in Clause 16.3.1;
“Approved Mortgagee” means any bank licensed under the Banking Act (Cap. 19) or any finance company licensed under the Finance Companies Act (Cap. 108), or such other mortgagee as may be approved by the Lessor in writing;
“Banker's Guarantee” means the unconditional guarantee(s) to be provided by the Lessee pursuant to Clause 5 of this Agreement from a bank(s) licensed with the Monetary Authority of Singapore and acceptable to the Lessor and in the format annexed hereto and marked as Annexure “B” and which shall be payable on demand in writing being made by the Lessor;
“Banker’s Guarantee Period” has the meaning ascribed to it in Clause 5.2(i);
“Base Compensation for Gaming Machines” has the meaning ascribed to it in Clause 16.5.3(ii);
“Base Differential Amount” has the meaning ascribed to it in Clause 16.5.3(iii);
“Base Repayment Amount” has the meaning ascribed to it in paragraph 4(i) of Annexure “F”;
“Bayfront MRT Station” means the mass rapid transit station located in the Subterranean RTS Stratum together with the network or system of rails, tracks, grooves or other guide-ways on, under or above ground along which a train moves or runs and includes all tunnels, viaducts, bridges, crossings, vents, staircases, escalators, accesses and other structures within, under, above or leading to and from the Subterranean RTS Stratum;
“Business Day” means any of the days from Monday to Friday inclusive, other than a day which is a public holiday in Singapore;
“Casino” has the meaning ascribed to it in the Legislation;
“Casino Concession” means the privilege conferred on the Lessee to locate the Casino on the Designated Site subject to the Legislation;
“Casino Control Act” means the Casino Control Act (Cap. 33A) and all amendments, supplements, modification or re-enactment thereof from time to time;
“Casino Licence” means the licence granted by the Regulator for the Casino on the Designated Site pursuant to the Legislation and includes such renewal thereof from time to time;
“Casino Tax” means the casino tax referred to in Part IX of the Casino Control Act and in the Casino Control (Casino Tax) Regulations 2010;
“Casino Tax Period” means the period of not less than ten (10) years from the effective date of the Proposed Legislative Provisions relating to Casino Tax Rates, which effective date shall be no sooner than 1 March 2022;
“Casino Tax Rates” means the rates set out in Annexure “F”, which rates shall apply for the duration of the Casino Tax Period;
“Commence Construction” means:

(i)	the obtaining of the Permit to Commence Building Works; and

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(ii)	the commencement of the building works on the Land;
“Competent Authority” means any government department, statutory board or body or any other government authority or person:

(i)	having jurisdiction over any of the parties to this Agreement in respect of the relevant subject matter; and/or

(ii)	from which a permit, licence or form of approval or sanction is required under any applicable Law in Singapore, and “Competent Authorities” means all of such government departments, statutory boards or bodies or such other government authorities or persons together;
“Completion” of the IR2 or the Proposed GFA (as the case may be) means:

(i)	the completion of the construction of the IR2 on the Land with TOP issued for those parts of the IR2 which are required under the Building Control Act (Cap. 29) to be issued with TOP; and

(ii)
the application of all finishing material, furniture, fittings, furnishings and such other built-in and loose items for the purpose of bringing the IR2 to a state of operational readiness to receive visitors, and where no TOP is required under the Building Control Act (Cap. 29) to be issued for any part of the IR2, completion of such part under Subclause (i) above shall mean the written confirmation of the relevant Competent Authority that it is completed in accordance with its requirements and to its satisfaction and where the Planning Parameters make specific provisions for the completion of any part of the IR2 or any item of works, completion of such part or item under Subclause (i) above shall mean completion in accordance with such specific provisions, and “Complete” and “Completed” in relation to the IR2 shall have corresponding meanings;
“Concession Period” means in relation to the Casino Concession, the period of thirty (30) years from 23 August 2006 and includes any renewal or extension thereof from time to time;
“Contaminants” has the meaning ascribed to it in Clause 28A.4;
“Corresponding Base Revenue” has the meaning ascribed to it in paragraph 1 of Annexure “F”;
“CRA” has the meaning ascribed to it in paragraph 1(i) of Annexure “G”;
“CSC” means the Certificate of Statutory Completion issued under Section 12(1) of the Building Control Act (Cap. 29) certifying that the new buildings to which the CSC relates have been completed in accordance with the provisions of the Building Control Act and the regulations made thereunder and that occupation of the buildings is permitted;
“CST” or “Common Services Tunnels” means the system of underground concrete structures within the Marina Bay area used or intended to be used for the purpose of housing and distribution of utility services (including, but not limited to utility services for or relating to electricity, gas, water, sewerage, telecommunication, draining of stormwater or surface water and pneumatic refuse removal) to land within and outside the Marina Bay area;
“CST Ancillary Structure” means:

(i)	any entrance to or exit from the CST;

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(ii)	any passage, corridor or stairway connecting an entrance to or exit from the CST;

(iii)	any ventilation opening, duct, shaft or pipe necessary for the operation or functioning of the CST; and

(iv)	any supporting physical structure necessary for the operation or functioning of the CST;
“DCS” means the whole of the facility known as “District Cooling System” used for or in connection with the provision of DC Services in the service area within which the Land is located comprising one or more district cooling plants, one or more chillers or similar cooling units, district cooling pipes and other apparatus including metering equipment but excluding the whole of the IR2's own internal cooling system;
“DC Operator” means the person appointed by the Singapore Government from time to time to provide DC Services and who will be operating and maintaining the DCS;
“DC Services” means the sale by the DC Operator of coolant for space cooling in the service area within which the Land is located;
“Designated Site” means the parcels of land designated under the Legislation as the site upon which a casino may be located;
“Development Investment” means the amount as stated in Clause 7 of this Agreement (subject to Provisos 7.1(a) and (b)) to be paid or incurred by the Lessee in the development of the whole of the IR2 in:

(i)	fixed asset investment such as the construction, building and fitting-out costs; and

(ii)	tangible movable assets such as furniture and exhibits (e.g. art pieces) that are included in the IR2's inventory list and are displayed or stored permanently within the IR2, but excluding the Land Premium;
“Earlier Date” has the meaning ascribed to it in Clause 5.2(ii);
“Effective Date” means the date the Lessee pays all sums due and delivers all items required to be delivered in accordance with Clause 4.2 of this Agreement;
“Electrical Substation” or “ESS” means the 230/22kV electrical substation which is part of the infrastructure provisions for the Marina Bay area;
“Entry Levy” has the meaning ascribed to it in section 116(1) of the Casino Control Act;
“ESS Contribution” means the sum of Singapore Dollars Two million nine hundred and ten thousand (S$2,910,000) being the Lessee's contribution towards the costs of provision of the ESS;
“Event of Default” means any, each or all (as the context may require) of the events as provided in Clause 27 of this Agreement;
“Excluded Mines and Minerals” has the meaning ascribed to it in Clause 18.4;
“Exclusivity Period” means the period from the Effective Date up to and including 31 December 2030;
“Expanded IR” means, collectively, IR1 and IR2;

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“Extended Completion Date” has the meaning ascribed to it in Clause 12.2(i);
“External Auditors” means the auditors appointed to undertake the auditing and certification of the Completion of the Proposed GFA and the expenditure by the Lessee towards the Development Investment;
“External Auditors' Confirmation” means the written confirmation of the External Auditors in relation to the amount of the Development Investment that the Lessee has paid or incurred and whether the Proposed GFA has been Completed;
“Force Majeure” means any event or occurrence which is outside the reasonable control of the party concerned and which causes or results in delay in the performance by a party of any of its obligations under this Agreement, and which is not attributable to any act or failure to take preventive action by the party concerned, including (but not limited to):

(i)	act of God, lightning, storm, flood, fire, earthquake, explosion, cyclone, tidal wave, landslide, adverse weather conditions;

(ii)	strike, lockout or other labour difficulty, but not any industrial action occurring within the Lessee's organisation or within any sub-contractor's organisation; or

(iii)	act of public enemy, war (declared or undeclared), terrorism, sabotage, blockade, revolution, riot, insurrection, civil commotion, epidemic;
“Gaming Area” has the meaning ascribed to it in the Casino Control (Casino Layout) Regulations 2009;
“Gaming Area Employee” means those Special Employees, as defined in the Legislation and employed by the Lessee, who are deployed in the Casino and interact with patrons as part of the operations of the Casino;
“Gaming Machine” has the meaning ascribed to it in the Casino Control Act;
“Goods and Services Tax” or “GST” means the goods and services tax payable under the Goods and Services Tax Act (Cap. 117A);
“Government” means the Government of the Republic of Singapore as a whole including all its Ministries, government departments, organs of State and shall include any officer or person authorised by the Government to act on its behalf;
“Grant of Written Permission” means the written approval of the Competent Authority under the Planning Act for the proposed development of the IR2 on the Land and includes any approval of the Competent Authority for any amendment or variation to the approved plans made with the prior written approval of the Lessor;
“Gross Floor Area” or “GFA” has the meaning ascribed to the term “floor area” under the Planning (Development Charges) Rules;
“Gross Gaming Revenue” has the meaning ascribed to it in the Casino Control Act;
“Gross Plot Ratio” refers to the ratio of the Gross Floor Area of a building(s) to its site area;
“Gross Revenue” means all payments, revenue or gross receipts from sales paid to or collected by the Lessee and the Lessee's tenants and sub-lessees, from the use of the public attractions and facilities on those parts of the IR2 and shall include but not be limited to:

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(i)	gross sales or revenue from orders or contracts of sales for supply of services which are entered into by the Lessee, whether or not the same are placed or concluded on such part of the IR2;

(ii)	sale of consumable goods like food, drinks and beverages;

(iii)	sale of any merchandise and souvenirs etc;

(iv)
sale of any gate charges, admission fees to attractions and gated commercial outlets whether operated by the Lessee or by third parties under sub-letting or any other arrangements by the Lessee as permitted under this Agreement;

(v)	membership fees;

(vi)	all deposits forfeited in favour of the Lessee;

(vii)	all or part of the selling price of gift certificates;

(viii)	any fee, taxes (except the GST payable) or commission included in the selling prices paid by or collected from customers; and

(ix)	any other consideration excluding any benefit in kind received by the Lessee monthly from the use and operations on any such part of the IR2;
“Guaranteed Sum” has the meaning ascribed to it in paragraph 2 of Annexure “B”;
“Head Lessor” has the meaning ascribed to it in Recital 2;
“Integrated Resort 1” or “IR1” means the large scale development constructed, developed and established on the Original Demised Land and the Additional Demised Land by the Lessee, as more particularly described in Leases IE/259455V and IE/259470L;
“Integrated Resort 2” or “IR2” means the large scale development to be constructed, developed and established on the Land by the Lessee in accordance with the terms and conditions of this Agreement with a comprehensive range of integrated and synergised amenities for recreation, entertainment and lifestyle uses to provide a total experience for visitors through creative programming, branding and marketing, which will include a hotel, the Key Attractions, and other amenities for visitors, but shall exclude any residential (including Serviced Apartments) or independent office use;
“IR1 Key Attractions” shall have the same meaning ascribed to the term “Key Attractions” in the IR1 Leases;
“IR1 Leases” means Leases IE/259455V and IE/259470L;
“Key Attractions” means all of the following attractions, facilities or buildings proposed by the Lessee in the Accepted Proposal to be developed and established on the Land during the Lease Term:

(i)
MICE facilities with a Net Floor Area of at least 18,500 square metres, comprising meeting rooms, function and exhibition halls, with an emphasis on exhibition halls to supplement the existing facilities in IR1, subject to changes due to site conditions;

(ii)
a unique rooftop attraction atop the hotel tower over one or more levels with a total developed area of at least 5,500 square metres, comprising both enclosed and unenclosed areas, which would include a swimming pool and supporting luxury amenities, such as restaurants and bars; and

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(iii)	a state-of-the-art live entertainment arena with the following characteristics:

(a)	seating capacity of at least 15,000 persons and GFA of approximately 40,000 square metres;

(b)
designed and built for live entertainment and concerts, with the flexibility to be configured to accommodate a wide range of other event formats, and features that are comparable to the world’s top entertainment venues, such as premium F&B offerings and hospitality offerings; and

(c)
operated in collaboration with concert promoters from around the world to arrange market-leading programming for the arena, including but not limited to top-tier international and regional acts that might not have otherwise come to Singapore, and the expression “Key Attractions” shall include the Key Attractions as improved/updated/modernised/refurbished/changed/revised from time to time pursuant to the provisions of Clause 10 or Clause 17.3 or Clause 17.4 (as the case may be);
“Land” means all those pieces or parcels of land at Marina Bay, along Bayfront Avenue:

(i)	Parcel 1 excluding the Subterranean Government CST Stratum and the Subterranean RTS Stratum;

(ii)	Parcel 2 Demised Land;

(iii)	Parcel 3 Demised Land;

(iv)	Parcel 4 Demised Land;

(v)	Parcel 5 Demised Land; and

(vi)	Parcel 6 Demised Land;

“Land Premium” means the sum of Singapore Dollars One billion two hundred and sixty-three million and five (S$1,263,000,005.00) (exclusive of GST which shall be paid by the Lessee) paid by the Lessee to the Lessor for the Land;
“Law” means the provisions of all existing or future Acts of Parliament, ordinances, orders, byelaws, rules or regulations and includes the Legislation;
“Lease” means the instrument of lease in the format annexed hereto and marked as Annexure “C” (with such modifications (if any) as may be agreed upon between the parties to this Agreement) as may be granted by the Lessor to the Lessee for the lease of the Land for the Lease Term and for the development thereon of the IR2;
“Lease Term” means the period commencing from the Effective Date and ending on 21 August 2066;
“Legislation” means the law enacted or to be enacted by the Government relating to the establishment of the Regulator and gaming in casinos in Singapore and includes all subsidiary legislation, notifications, ordinances, orders, directives, guidelines, rules and regulations and all amendments, supplements, modification or re-enactment thereof from time to time;
“Lessee Responsible Gambling Initiatives” means the responsible gambling initiatives as set out in Annexure “G”;
“Letter of Offer” shall have the meaning ascribed to it in Recital 2;

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“LTA” means the Land Transport Authority of Singapore, a body corporate established under the Land Transport Authority of Singapore Act (Cap. 158A);
“Management Agent” means the company appointed by the Lessee pursuant to a management agreement to manage and operate the Casino;
“MICE” means meetings, incentive travel, conventions and exhibitions;
“MSF” has the meaning ascribed to it in paragraph 1(i) of Annexure “G”;
“Net Floor Area” or “NFA” means the area of floor space (measured to the internal face of the perimeter walls at each floor level) which are available for MICE activities but excluding ancillary areas such as (but not limited to) the following:

(i)	areas used for back of house services;

(ii)	corridors and other circulation areas;

(iii)	restrooms, restroom lobbies, bathrooms, cleaners’ rooms, and the like;

(iv)	stairways, lift-wells and permanent lift lobbies;

(v)	areas under the control of service or other external authorities, including (but not limited to) metre cupboards;

(vi)	internal structural walls, walls enclosing excluded areas, columns, piers, chimney breasts, other projections, vertical ducts, and the like;

(vii)	space occupied by permanent air-conditioning heating or cooling apparatus, and ducting in so far as the space it occupies is rendered substantially unusable;

(viii)	mechanical rooms and closets (including but not limited to lift rooms, plant rooms, fuel stores, and the like); and

(ix)	vehicle parking areas;
“New Casino Area” has the meaning ascribed to it in Clause 16.4.1;
“Notice of Approval” means the written approval of the Commissioner of Building Control as the Competent Authority of the building plans for the proposed development of the IR2 on the Land and includes any approval of any amendment or variation to the approved plans made, with the prior written approval of the Lessor, by the Competent Authority supplemental thereto;
“Option” has the meaning ascribed to it in Clause 16.2.2;
“Option Period” has the meaning ascribed to it in Clause 16.2.2;
“Parcel 1” means the parcel of land known as State Land Lots 554A-PT, 485X-PT, and 440X of Town Subdivision 30 as shown delineated and marked as Parcel 1 on the plan in Annexure “A”;
“Parcel 2” means the stratum of subterranean space as shown delineated and marked as Parcel 2 on the plan in Annexure “A”;
“Parcel 3” means the stratum of subterranean space as shown delineated and marked as Parcel 3 on the plan in Annexure “A”;
“Parcel 4” means the stratum of air space as shown delineated and marked as Parcel 4 on the plan in Annexure “A”;

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“Parcel 5” means the stratum of air space as shown delineated and marked as Parcel 5 on the plan in Annexure “A”;
“Parcel 6” means the stratum of subterranean space as shown delineated and marked as Parcel 6 on the plan in Annexure “A”;
“Parcel 2 Demised Land” means such parts of Parcel 2 within which the public underground pedestrian connection is constructed with approval of the Competent Authorities and in accordance with Clause 4.22 of the document marked “Annex E1” which forms part of Annexure “E”;

“Parcel 3 Demised Land” means such parts of Parcel 3 within which the public underground pedestrian connection is constructed with approval of the Competent Authorities and in accordance with Clause 4.22 of the document marked “Annex E1” which forms part of Annexure “E”;

“Parcel 4 Demised Land” means such parts of Parcel 4 within which the public elevated pedestrian connection is constructed with approval of the Competent Authorities and in accordance with Clause 4.23 of the document marked “Annex E1” which forms part of Annexure “E”;

“Parcel 5 Demised Land” means such parts of Parcel 5 within which the public elevated pedestrian connection is constructed with approval of the Competent Authorities and in accordance with Clause 4.23 of the document marked “Annex E1” which forms part of Annexure “E”;

“Parcel 6 Demised Land” means such parts of Parcel 6 within which the public underground pedestrian connection is constructed with approval of the Competent Authorities and in accordance with Clause 4.22 of the document marked “Annex E1” which forms part of Annexure “E”;
“Parcels AR1, AR2 and AR3” means the pieces of land fronting Bayfront Avenue and Sheares Avenue as shown delineated and marked respectively as Parcels AR1, AR2 and AR3 on the plan attached as Annexure “A” hereto;
“PCP” has the meaning ascribed to it in paragraph 3(iii) of Annexure “G”;
“Permissible GFA” means the GFA permitted for the Land which shall not exceed 242,408 square metres;
“Permit to Commence Building Works” means the permit to carry out structural works as provided for in Section 6 of the Building Control Act (Cap. 29) and granted by the Commissioner of Building Control in relation to the IR2 on the Land;
“Planning Parameters” means the guidelines to be complied with by the Lessee in all material respects on the planning, design, infrastructural and technical requirements applicable in relation to the construction and development of the IR2 at the Land and attached as Annexure “E” hereto or as may at any time after the Effective Date be amended, varied or changed by agreement between the Lessee and the Competent Authorities and, if required, approved by the Lessor;
“Planning Permission” means all the planning approvals granted to the Accepted Proposal by the Competent Authorities including the Grant of Written Permission, the Notice of Approval, the Permit to Commence Building Works and all such conditions and directives stipulated by the Competent Authorities in relation to the construction, development and operation of the IR2;
“Post-Works Tests” has the meaning ascribed to it in Clause 28A.1(ii)(b);

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“President” means the President of the Republic of Singapore and her successors-in-office;
“Proposed GFA” means the GFA for the whole of the IR2 proposed by the Lessee in the Accepted Proposal and to be complied with, in the development, and which shall not be less than 242,408 square metres;
“Proposed Legislative Provisions” means: (i) the Proposed Legislative Provisions relating to Casino Tax Rates; (ii) the Proposed Legislative Provisions relating to Entry Levies; (iii) the Proposed Legislative Provisions relating to Exclusivity Period; (iv) the Proposed Legislative Provisions relating to Gaming Area; and (v) the Proposed Legislative Provisions relating to Gaming Machines, or any one or more of them;
“Proposed Legislative Provisions relating to Casino Tax Rates” means the Legislation or any other relevant Law to be enacted by the Government according the Casino Tax Rates to the Lessee;
“Proposed Legislative Provisions relating to Entry Levies” means the Legislation to be enacted by the Government providing that the Entry Levy payable to a casino operator by any person who is a citizen or permanent resident of Singapore to enter or remain on the casino premises at any time on any day shall, for a period of 5 years from the date of this Agreement be not more than: (i) S$150 for every consecutive period of 24 hours; and (ii) S$3,000 for a valid annual membership of the casino;
“Proposed Legislative Provisions relating to Exclusivity Period” means the Legislation to be enacted by the Government providing that there shall not be more than two (2) casino licences in force under the Legislation during the Exclusivity Period;
“Proposed Legislative Provisions relating to Gaming Area” means the Legislation to be enacted by the Government providing that the Lessee is permitted to develop, fit out and operate the Additional Gaming Area in the manner set out in Clause 16.2.4;
“Proposed Legislative Provisions relating to Gaming Machines” means the Legislation to be enacted by the Government providing that the Lessee is permitted to make available for gaming the Additional Gaming Machines in the manner set out in Clause 16.3.1;
“Rapid Transit System” or “RTS” means the comprehensive system of rail network running underground and above-ground connecting the city centre to the all other parts of Singapore;
“Registered Land Surveyor” has the meaning ascribed to it in Clause 20.1;
“Regulator” means the Casino Regulatory Authority of Singapore;
“Relevant Date” means, with respect to:

(i)	the Proposed Legislative Provisions relating to Entry Levies, the date of this Agreement or such other date which shall be no later than six (6) months from the Effective Date;

(ii)	the Proposed Legislative Provisions relating to Gaming Machines, the date on which the Additional Gaming Machines may be made available for gaming by the Lessee pursuant to Clause 16.3.1, being:

(a)
in the case of the 500 Additional Gaming Machines that may be made available for gaming by the Lessee pursuant to Clause 16.3.1(i), the date which shall be no later than six (6) months from the Effective Date; and

(b)
in the case of the remaining 500 Additional Gaming Machines that may be made available for gaming by the Lessee pursuant to Clause 16.3.1(ii), the date which shall be no later than the date of receipt of the External Auditors’

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Confirmation that all the conditions prescribed in Clauses 5.4(iii) and 5.4(iv) have been met;

(iii)
the Proposed Legislative Provisions relating to Gaming Area, the date on which the Additional Gaming Area purchased by the Lessee under Clause 16.2 may be utilised for the conduct of gaming pursuant to Clause 16.2.4, being:

(a)
in the case of the first 1,000 square metres of Additional Gaming Area that the Lessee may utilise for the conduct of gaming pursuant to Clause 16.2.4(i), the date which shall be no later than twelve (12) months from the Effective Date; and

(b)
in the case of the remaining Additional Gaming Area that the Lessee may utilise for the conduct of gaming pursuant to Clause 16.2.4(ii), the date which shall be no later than the date of receipt of the External Auditors’ Confirmation that all the conditions prescribed in Clauses 5.4(iii) and 5.4(iv) have been met; and

(iv)
the Proposed Legislative Provisions relating to Exclusivity Period and the Proposed Legislative Provisions relating to Casino Tax Rates, no later than 1 March 2022, and with respect to the Proposed Legislative Provisions relating to Casino Tax Rates, to be in effect no earlier than 1 March 2022;

“RG Requirements” has the meaning ascribed to it in Clause 16.4A.1;
“RGAs” has the meaning ascribed to it in paragraph 1(i) of Annexure “G”;
“Security Deposit” means the sum equivalent to five percent (5%) of the Development Investment payable by the Lessee pursuant to Clauses 4.1 and 5 of this Agreement in any of the following manner:

(i)	banker's cheque(s) or cashier's order(s);

(ii)	“On-Demand” Banker's Guarantee(s); or

(iii)	acceptable electronic means such as direct debit or telegraphic transfer;
“Serviced Apartments” means a block or blocks of flats comprising self-contained apartments with provision of kitchenettes /kitchens and support services for residents such as concierge, housekeeping and/or laundry that cater to short-term stays either on a weekly or monthly basis, with a high turnover of tenants and developed, owned and/or managed under one (1) single ownership, i.e. a non-strata sub-divisible entity;
“SIAC” has the meaning ascribed to it in Clause 16.6.1;
“SIAC Rules” has the meaning ascribed to it in Clause 16.6.1;
“SLA” means the Singapore Land Authority, a body corporate established under the Singapore Land Authority Act (Cap. 301);
“SOR” means the Singapore Swap Offer Rate, or, if such rate is not available, then the prevailing rate as may be prescribed in the Legislation, or if such prevailing rate is not available, then such rate as may be agreed between the parties;
“Stamp Duty” means the duty payable on legal documents and instruments on such transactions specified under the provisions of the Stamp Duties Act (Cap. 312);
“Subject Parcels” means, collectively, Parcel 2, Parcel 3, Parcel 4, Parcel 5 and Parcel 6;

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“Subterranean/Air-space Lots” means, collectively, Parcel 2 Demised Land, Parcel 3 Demised Land, Parcel 4 Demised Land, Parcel 5 Demised Land and Parcel 6 Demised Land;
“Subterranean CST Stratum” means the part of subterranean State Land Lot 80038C of Town Subdivision 30 containing part of the CST as shown delineated in dotted lines and coloured green on the plan in Appendix 3.3 of the document marked “Annex E1” which forms part of Annexure “E”;
“Subterranean Government CST Stratum” means the whole of the Subterranean CST Stratum or such part of the Subterranean CST Stratum as determined by the Government or the Urban Redevelopment Authority under Clause 13D to be excluded from Parcel 1;
“Subterranean RTS Stratum” means that part of subterranean land Lot 80032T of Town Subdivision 30 occupied by part of the Bayfront MRT Station, as shown delineated and shaded in blue on the plan in Annexure “A”;
“Supporting Areas” has the meaning ascribed to it in Clause 16.2.1;
“Tax Differential Amount” has the meaning ascribed to it in Clause 16.5.3(iii);
“TOP” means the Temporary Occupation Permit issued under Section 12(3) of the Building Control Act (Cap. 29) permitting the temporary occupation of the buildings on the Land subject to the written directions to be issued thereafter;
“Total Compensation for Gaming Machines” has the meaning ascribed to it in Clause 16.5.3(ii);
“Trial Pit Tests” has the meaning ascribed to it in Clause 28A.1(i);
“URA” means the Chief Executive Officer of the Urban Redevelopment Authority as the Competent Authority under the Planning Act (Cap. 232);
“Urban Redevelopment Authority” means the body corporate established under the Urban Redevelopment Authority Act (Cap. 340); and
“year” means a consecutive period of twelve (12) calendar months.
1.2    In this Agreement, including the Recitals, unless the context otherwise requires:

(i)
a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any statutory instrument issued under, that legislation or legislative provision;

(ii)	a word denoting the singular number includes the plural number and vice versa;

(iii)	a word denoting an individual or person includes a corporation, firm, authority, government or governmental authority and vice versa;

(iv)	a word denoting a gender includes all genders;

(v)	a reference to a “Recital”, “Subclause”, “Proviso” or “Annexure” is to a recital to, subclause of, proviso of or annexure to this Agreement;

(vi)	a reference to a “Clause” is to a clause of this Agreement unless otherwise stated;

(vii)	a reference to a “paragraph” is to a paragraph of the Annexure in which such reference appears unless otherwise stated;

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(viii)	a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

(ix)	a reference to any party to this Agreement, or any other document or arrangement, includes that party's executors, administrators, substitutes, successors or permitted assigns; and

(x)	a reference to “Dollars” or “$” is to an amount in Singaporean currency.
1.3    In this Agreement, including the Recitals:

(i)	headings are for convenience of reference only and do not affect interpretation; and

(ii)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning.
2.    AGREEMENT TO LEASE
2.1    In consideration of the terms, covenants and conditions on the part of the Lessee hereinafter reserved and contained, the Lessor hereby agrees to grant to the Lessee a lease of the Land for the Lease Term subject to the payment of the Land Premium.
3.    DELIVERY OF VACANT POSSESSION
3.1    Vacant possession of the Land on an 'as is where is' basis together with all existing structures, if any thereon or therein, shall be delivered or deemed to have been delivered to the Lessee on the Effective Date subject to the payment of all monies and the signing of all documents by the Lessee as required under this Agreement.
3.2    Possession of Parcel 1 excluding the Subterranean CST Stratum and the Subterranean RTS Stratum is to be delivered to the Lessee on the Effective Date subject to the payment of all monies and the signing of all required documents by the Lessee as mentioned in Clause 3.1. In the event of any determination by the Government and the Urban Redevelopment Authority pursuant to Clause 13D that only part of the Subterranean CST Stratum is to be excluded from Parcel 1, possession of such part of the Subterranean CST Stratum that is to be included as part of Parcel 1 as determined by the Government and the Urban Redevelopment Authority shall with effect from the date of such determination be deemed to have been delivered to the Lessee as from the Effective Date and the Lessee shall not raise any objection in relation thereto. The lease to be granted to the Lessee pursuant to Clause 2 of this Agreement shall with respect to Parcel 1, be for Parcel 1 excluding the Subterranean Government CST Stratum (as so determined by the Government and the Urban Redevelopment Authority) and the Subterranean RTS Stratum.
3.3    Possession of the Subject Parcels is to be delivered to the Lessee for purpose of the construction of the public underground or elevated pedestrian connections therein in accordance with the Planning Parameters but the lease to be granted to the Lessee pursuant to Clause 2 of this Agreement shall, with respect to the Subject Parcels, be for only the Subterranean/Air-space Lots.
3.4    Subject to Clause 3.3, the Lessee shall have no right or interest whatsoever in or with respect to the Subject Parcels save for the Subterranean/Air-space Lots, and upon completion (as part of the Completion of the IR2) of the subterranean or elevated pedestrian connections on or within each of the Subject Parcels:

(i)	save for the Subterranean/Air-space Lots, the Lessee shall vacate all other parts of the Subject Parcels; and

(ii)	possession of the Subject Parcels (excluding the Subterranean/Air-space Lots), shall be deemed to have been vacated by the Lessee and handed back to the Lessor

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without the requirement for any action or notice on the part of either the Lessor or the Lessee.
4.    PAYMENT OBLIGATIONS
4.1    The Lessee shall on the date of this Agreement pay the sum of Singapore Dollars One hundred and fifty three million and one hundred thousand (S$153,100,000.00) being the Security Deposit, by way of such Banker's Guarantee, banker's cheque(s) or cashier's order(s) or evidence of electronic means such as direct debit or telegraphic transfer to be made in favour of “SINGAPORE TOURISM BOARD”.
4.2    The Lessee shall on or before twelve (12) noon of 10 April 2019 pay or deliver to the Lessor the following:

(i)
the Land Premium together with GST of Singapore Dollars Eighty eight million four hundred and ten thousand and cents thirty five (S$88,410,000.35), by way of such banker's cheque(s) or cashier's order(s) to be made in favour of “COMMISSIONER OF LANDS, SINGAPORE LAND AUTHORITY”;

(ii)
the ESS Contribution together with GST of Singapore Dollars Two hundred and three thousand and seven hundred (S$203,700.00), by way of such banker's cheque(s) or cashier's order(s) to be made in favour of “URBAN REDEVELOPMENT AUTHORITY”;

(iii)
the written confirmation of the Lessee's solicitors confirming receipt from the Lessee of the sum of Singapore Dollars Thirty-seven million eight hundred and eighty-four thousand and six hundred (S$37,884,600.00) by way of cashier's order(s) being the Stamp Duty on this Agreement payable by the Lessee pursuant to Clause 32.1 and undertaking to stamp this Agreement within fourteen (14) days from the date of this Agreement, and to forward to the Lessor or the Lessor's solicitors copies of the original and the duplicate Certificates of Stamp Duty;

(iv)
the sum of Singapore Dollars Two thousand two hundred and ninety-nine and cents seven (S$2,299.07), together with GST of Singapore Dollars One hundred sixty and cents ninety-three (S$160.93), for payment of the processing fee for surrender of land Lot 440X Town Subdivision 30 and part of Lot 80038C Town Subdivision 30 by Ministry of National Development to Singapore Land Authority, by way of such banker's cheque(s) or cashier's order(s) to be made in favour of “SINGAPORE TOURISM BOARD”; and

(v)
the sum of Singapore Dollars One thousand one hundred and thirty and cents eighty-four (S$1,130.84), together with GST of Singapore Dollars Seventy-nine and cents sixteen (S$79.16), for payment of the processing fee and fee for issuance of Certificate of Title to the Land, by way of such banker's cheque(s) or cashier's order(s) to be made in favour of “COMMISSIONER OF LANDS, SINGAPORE LAND AUTHORITY”.

5.    SECURITY DEPOSIT
5.1    The Security Deposit shall be security for the due performance and observance by the Lessee of the terms and conditions herein contained in relation to the development of the IR2 subject to the provisions hereinafter appearing and shall not be deemed or treated as payment of the Land Premium or other charges under this Agreement.
5.2    If the Security Deposit is provided by way of the Banker’s Guarantee, then the Banker's Guarantee (or such consecutive renewals and/or replacements thereof) shall be valid for an aggregate period of either:

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(i)	at least eight (8) years and six (6) months after the Effective Date, including the period from the date of this Agreement to the Effective Date (the “Banker’s Guarantee Period”); or

(ii)	up to at least six (6) months from such earlier date (“Earlier Date”) as proposed in writing by the Lessee and accepted in writing by the Lessor for Completion.
For purposes of this Clause 5.2(ii), in the event that the Lessee shall be unable to Complete the IR2 by such Earlier Date, then the Lessee shall at least six (6) months before the expiry of the Earlier Date, apply to the Lessor in writing for an extension of time for Completion. Immediately upon the Lessor's acceptance of the Lessee's request for the extension of time, the Lessee shall renew the Banker's Guarantee for such extended period and a further period of six (6) months. If the Lessee shall fail to renew the Banker's Guarantee on the expiry of the Earlier Date, then the Lessor shall be entitled to demand the payment of the Security Deposit secured by the Banker's Guarantee and hold such monies until the Completion of the IR2.
The Lessee shall be entitled to provide a Banker’s Guarantee that is valid for a period less than the Banker’s Guarantee Period provided that no less than six (6) months prior to the expiry of such Banker’s Guarantee, the Lessee shall provide a further or further Banker’s Guarantee(s) for the remainder of the Banker’s Guarantee Period. All expenses incurred by the Lessee in obtaining, maintaining and extending the Security Deposit shall be borne by the Lessee.
5.3    Upon receipt of the External Auditors' Confirmation that all the conditions prescribed in Clauses 5.4(iii) and 5.4(iv) have been met, the Lessor shall within thirty (30) days from the date of receipt of the External Auditors' Confirmation, release to the Lessee the Security Deposit, free of interest, subject to any deduction as may have been made therefrom, or return the Banker's Guarantee, if so provided, provided there shall not, at the due date of the refund or return of the Security Deposit, be any existing breach by the Lessee of any term or condition contained in this Agreement in relation to the development of the IR2.
5.4    If the Lessee shall fail to:

(i)	make all the payments and deliver all the items required to be paid and delivered under Clause 4.2 on or before twelve (12) noon on 10 April 2019; or

(ii)	Commence Construction within three (3) years from the Effective Date; or

(iii)	pay or incur one hundred per cent (100%) of the Development Investment within eight (8) years from the Effective Date; or

(iv)	Complete construction of one hundred per cent (100%) of the Proposed GFA within eight (8) years from the Effective Date, or such extended period as may be reasonably allowed in writing by the Lessor, the Lessor shall thereupon be entitled to forfeit the Security Deposit, if paid in cash or to demand the payment of the Security Deposit secured by the Banker's Guarantee and thereafter the Lessor shall be free of any obligation to return the same. The exercise by the Lessor of its rights under this Clause 5.4 shall be the sole remedy available to the Lessor for failure by the Lessee to Commence Construction within three (3) years from the Effective Date, pay or incur one hundred per cent (100%) of the Development Investment within eight (8) years from the Effective Date, or Complete construction of one hundred per cent (100%) of the Proposed GFA within eight (8) years from the Effective Date, but shall be without prejudice to the rights and remedies conferred upon the Lessor by any provision of this Agreement arising from any breach by the Lessee of its obligations under any other provision of this Agreement (including under Clauses 12.1, 12.2 and 27). In the event the Lessor forfeits the whole or any part of the Security Deposit pursuant to this provision, there shall be no obligation on the Lessee to furnish a further amount by way of security deposit to top up the amount so forfeited.

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6.    EXTERNAL AUDITORS
6.1    The Lessor shall, at the cost of the Lessee, appoint the External Auditors to undertake: (i) the auditing and certification of the Completion of the Proposed GFA; and (ii) the auditing and certification of the expenditure by the Lessee towards the Development Investment, such auditing to be conducted upon Completion of the Proposed GFA or eight (8) years from the Effective Date, whichever is earlier.
6.2    The External Auditors shall be entitled to engage all such professionals or consultants as they deem necessary to enable them to undertake the auditing and certification as stated in Clause 6.1. All costs and expenses incurred by the External Auditors in undertaking the auditing and certification, including the costs and expenses of engaging all such other professionals or consultants as may be deemed necessary by the External Auditors, shall be borne by the Lessee and paid on demand being made by the Lessor or the External Auditors. A letter from the Lessor certifying the costs and expenses incurred shall be final and conclusive.
6.3    Without prejudice to the Lessee’s obligations under Clause 11.1, any determination by the External Auditors as to whether a specified GFA or Net Floor Area in this Agreement has been built shall take into account any construction variance which is in line with industry practice from time to time prevailing but nothing in this Clause 6.3 shall be construed to permit the Lessee to increase the Permissible GFA without approval of the Lessor and/or the Competent Authorities.
7.    DEVELOPMENT INVESTMENT
7.1    Subject to Clause 10.1, the Development Investment shall be of a total sum of not less than Singapore Dollars Three billion and sixty-two million (S$3,062,000,000.00), which amount shall be expended towards the Completion of the IR2, in respect of, inter alia, the following:

(i)	the areas and facilities dedicated to MICE, a total sum of not less than Singapore Dollars Three hundred and seventy-eight million (S$378,000,000.00);

(ii)	the area dedicated to the rooftop attraction, a total sum of not less than Singapore Dollars One hundred and ninety-six million (S$196,000,000.00); and

(iii)	the area dedicated to the Arena, a total sum of not less than Singapore Dollars Seven hundred and twenty-two million (S$722,000,000.00).
PROVIDED ALWAYS that any reduction of any of the amounts as set out in this Clause 7.1 shall, save as specifically set out below, require the prior written approval of the Lessor and shall be as a result of amendment, modification or variation to the Accepted Proposal as approved in writing by the Lessor:

(a)
If such reduction is not more than 10%, the Lessee shall reinvest the reduction in the IR1 Key Attractions and/or the Key Attractions, subject only to the approval of the Lessor as to the selection of such IR1 Key Attractions and/or the Key Attractions and the timing of the reinvestment (such approval not to be unreasonably withheld, delayed or conditioned), and the reduction shall in any event be paid or incurred within ten (10) years from the Effective Date. The parties also agree to negotiate in good faith a reasonable reduction in the value of the Banker’s Guarantee to be held for the period of the reinvestment.

(b)
If such reduction is more than 10%, and without prejudice to the rights and remedies conferred upon the Lessor by any provision of this Agreement arising from any breach by the Lessee of its obligations under any other provision of this Agreement (including under Clauses 5.4, 12.1, 12.2 and 27), the Lessee may discuss with the Lessor to consider what step or action the Lessee may take, including any reinvestment of such reduction in IR1 Key Attractions and/or the Key Attractions, and the timing for such reinvestment.

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7.2    The Lessee shall pay or incur one hundred per cent (100%) of the Development Investment within eight (8) years from the Effective Date, or such other time as may be allowed by the Lessor pursuant to Provisos 7.1(a) and 7.1(b).
8.    PLANNING PARAMETERS
The provisions of the Planning Parameters shall be incorporated herein and shall form an integral part of this Agreement save that if there is any conflict between the provisions of this Agreement and the Planning Parameters in relation to the planning, design, infrastructure and technical requirements of the construction and development of the IR2, the provisions of the Planning Parameters shall prevail. Provided the specifications of the Key Attractions are complied with, any changes necessitated by the Planning Parameters (including changes to the Accepted Proposal) shall not constitute or be deemed to be a breach on the part of the Lessee of its obligations under this Agreement, including Clause 12.1(i).
9.    PLANNING APPLICATION
The Lessee shall, at its own cost and expense submit to the Competent Authorities the layout plans and/or full and complete plans, elevations and specifications for the buildings proposed to be erected on the Land under the Planning Act (Cap. 232) and all other laws and regulations applicable thereto for the time being for the necessary approval to develop the IR2 in accordance with the Accepted Proposal as submitted to and accepted by the Lessor and in compliance with the Planning Parameters. The Lessee shall upon the issue of the Grant of Written Permission, the Notice of Approval and the Permit to Commence Building Works by the Competent Authorities, furnish to the Lessor copies of all such approvals and the final approved plans.
10.    ACCEPTED PROPOSAL
10.1    The Lessee shall be bound by the Accepted Proposal in all respects and shall not amend, modify, or vary the Accepted Proposal in any respect without the prior written approval of the Lessor and where applicable, the approvals of the Competent Authorities.
10.2    Subject to Clause 10.3, the Lessor shall approve the Lessee's proposed amendment, modification or variation of the Accepted Proposal if all of the following conditions are met:

(i)
the proposed amendment, modification or variation of the Accepted Proposal will result in the development on the Land continuing to be, in the sole determination of the Lessor (which shall be final and conclusive), an IR2 as defined in this Agreement;

(ii)
the proposed amendment, modification or variation of the Accepted Proposal will not reduce the tourism appeal of the Expanded IR, in the sole determination of the Lessor (which shall be final and conclusive); and

(iii)	the proposed amendment, modification or variation of the Accepted Proposal will not result in an increase in the GFA of the IR2 over and above the Permissible GFA.
10.3    The Lessor shall have the absolute discretion to disapprove the Lessee's proposed amendment, modification or variation of the Accepted Proposal if all or any of the following conditions are met:

(i)
the proposed amendment, modification or variation of the Accepted Proposal will result in the development on the Land being no longer, in the sole determination of the Lessor (which shall be final and conclusive), an IR2 as defined in this Agreement;

(ii)
the proposed amendment, modification or variation of the Accepted Proposal will reduce the tourism appeal of the Expanded IR, in the sole determination of the Lessor (which shall be final and conclusive); or

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(iii)	the proposed amendment, modification or variation of the Accepted Proposal will result in an increase in the GFA of the IR2 over and above the Permissible GFA.
PROVIDED ALWAYS that if such amendment, modification or variation of the Accepted Proposal is necessitated by the Planning Parameters, the Lessor shall exercise its discretion reasonably.
10.4    The Lessor's approval, if granted under Clause 10.2, may be subject to such terms and conditions, which may include the payment by the Lessee of such charges and fees, as may be determined by the Lessor.
10.5    After the approval of the Lessor has been granted, the Lessee shall also obtain the approvals of all Competent Authorities which are required to be obtained for the proposed amendment, modification or variation of the Accepted Proposal. If and when the approval of any Competent Authority is granted, the Lessee shall comply with such terms and conditions as may be imposed by the Competent Authority and shall also submit a copy of such approval to the Lessor for its information.
10.6    In addition to the above, the Lessee shall not, at any time during the Lease Term without the prior written approval of the Lessor and where applicable, the Competent Authorities make any change or revision to the Key Attractions whether in the type of use(s) or the operator(s) or in any manner which in the reasonable opinion of the Lessor will constitute a deviation from the Accepted Proposal. The Lessor's approval may be granted upon such terms and conditions as the Lessor may in its absolute discretion think fit and subject to the payment of such charges and fees as the Lessor may impose.
11.    PERMITTED USE
11.1    The Lessee shall not use the Land for any purpose except for the development of the IR2 in accordance with the Accepted Proposal subject to and in compliance with in all material respects:

(i)	the Permissible GFA;

(ii)	GFA for the Land as follows:

(a)	a GFA not exceeding 129,050 square metres for purely hotel use comprising not more than 1,164 rooms;

(b)	a GFA not exceeding 3,457 square metres for food and beverage use;

(c)	a GFA not exceeding 2,497 square metres for retail use;

(d)	a GFA not exceeding 50,828 square metres for MICE use;

(e)	a GFA not exceeding 40,000 square metres for entertainment (arena (performing venue)) use; and

(f)	a GFA not exceeding 16,576 square metres for support and circulation;

(iii)
use of Parcel 3 Demised Land for the purposes of underground pedestrian links and other uses as approved by the Lessor and the Competent Authorities, use of Parcel 2 Demised Land and Parcel 6 Demised Land solely for the purposes of underground pedestrian links, and use of Parcel 4 Demised Land and Parcel 5 Demised Land solely for the purposes of elevated pedestrian links;

(iv)	the Planning Parameters;

(v)	the Planning Permission;

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(vi)	all the terms and conditions of this Agreement and the Lease; and

(vii)	any Law imposed on the Lessor or the Lessee in respect of the Land and/or the regulation of the activities in the IR2.
11.2    The Lessee shall, pursuant to the Accepted Proposal, develop and establish on the Land the IR2, including the Key Attractions which shall form and be considered an integral part of the IR2.
11.3    The Lessee accepts that the Land will be designated as a Designated Site.
11.4    Except as provided in Clause 11.1, Clause 11.2 and Clause 11.3, the Lessee shall not use the Land for any other purposes nor carry out or permit to be carried out on or use the Land or any part thereof for:

(i)	any pawn broking or money lending business (except for such gaming credit as may be permitted in the Legislation); or

(ii)	any illegal act or purpose.
11.5    The Permissible GFA, any of the GFA constituent components under Clause 11.1(ii) above and/or the number of permitted hotel rooms may be amended or increased from time to time with the approval in writing of the Competent Authorities, provided that:

(i)	if the approval of the Competent Authorities to any such change or increase is granted subject to conditions, the Lessee shall, at its own cost and expense, comply with all such conditions;

(ii)
any charges and fees (including, without limitation, additional premium and/or differential premium and other fees, levies and charges that may be imposed upon the Lessor by the SLA or other equivalent authority) in connection with any grant of approval by the Competent Authorities, shall be borne by the Lessee; and

(iii)
the Lessee will give notice to the Lessor of any approval granted by the Competent Authorities to change or increase the Permissible GFA, such notice to be accompanied by documentary evidence of such approval.

12.    CONSTRUCTION
12.1    The Lessee shall Commence Construction on the Land and Complete the IR2 in accordance with, in all respects, the following:

(i)	the Accepted Proposal, without prejudice to or derogation from Clause 8;

(ii)	the Planning Parameters; and

(iii)	all Laws imposed on the Lessor or the Lessee in respect of the Land.
12.2    Without prejudice to or derogation from Clause 5.4, if the Lessee does not Complete the IR2 with one hundred per cent (100%) of the Proposed GFA being built, and procure the issue of TOP by the Competent Authority for the whole of the IR2, in each case within eight (8) years from the Effective Date or such extended period as may be reasonably allowed in writing by the Lessor and in accordance with Clause 12.1, the Lessor shall thereupon be entitled (but not be obliged) to:

(i)
set a new date for the Lessee to Complete the IR2 with one hundred per cent (100%) of the Proposed GFA being built and for the Lessee to procure the issue of TOP by the Competent Authority for the whole of the IR2 (the “Extended Completion Date”), in each case in accordance with Clause 12.1 (and provided that such date shall be reasonable having regard to the then-prevailing circumstances); and

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(ii)
if, and only if, the Lessor sets the Extended Completion Date, deem the Lessee’s failure to Complete the IR2 with one hundred per cent (100%) of the Proposed GFA being built and procure the issue of TOP by the Competent Authority for the whole of the IR2 by the Extended Completion Date as an Event of Default.

12.3    The Lessee shall do all acts necessary to obtain the CSC for the IR2 and shall produce copies of the CSC to the Lessor when issued.
12.4    The Lessee shall ensure that all materials, fittings, equipment and workmanship utilised in carrying out the construction of the IR2:

(i)	are of a quality commensurate with an international class integrated resort complex;

(ii)	comply with standards specified in the Accepted Proposal; and

(iii)	comply with the provisions of the Building Control Act and all other laws and regulations applicable to the construction of the IR2 relevant to the materials, fittings, equipment or workmanship.
12.5    The Lessor and its officers or agents or any person authorised by the Lessor with or without workmen and others shall at all reasonable times be permitted to enter upon the Land and any parts of the Subject Parcels to view the state and progress of the construction works and for any other reasonable purposes.
12.6    The Lessee shall at all times, apply for, obtain and keep valid and subsisting all and any other licences, permission, permits, approvals or consents that may be required by the Law in respect of the use of the Land and/or for the operation of the IR2.
12.7    The Lessor hereby agrees that:

(i)
the Lessee's failure to Commence Construction within three (3) years from the Effective Date, pay or incur one hundred per cent (100%) of the Development Investment within eight (8) years from the Effective Date, or Complete construction of one hundred per cent (100%) of the Proposed GFA within eight (8) years from the Effective Date shall not be an Event of Default under Clause 27.1 but save as specifically provided in this Clause 12.7(i), nothing herein shall prejudice:

(a)	the exercise by the Lessor of its rights under Clause 5.4; and

(b)
the rights and remedies conferred upon the Lessor by any provision of this Agreement arising from any breach by the Lessee of its obligations under the provisions of this Agreement (including under Clauses 12.1, 12.2 and 27); and

(ii)	the Lessee shall not be deemed to have failed to Complete one hundred per cent (100%) of the Proposed GFA or to have failed to Complete the IR2 by virtue only of:

(a)	a tenant having vacated any premises located in that part of the IR2 comprising the retail areas;

(b)	a tenant not having completed its fitting out; or

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(c)	the Lessee not having obtained a tenant for any premises located in that part of the IR2 comprising the retail areas, provided that the TOP has been obtained for premises located in that part of the IR2 comprising the retail areas within eight (8) years from the Effective Date; and

(iii)
the Lessee is not obliged to open all parts of the IR2 on the same day. The Lessee may open such parts of the IR2 as and when they are ready for opening. Nothing herein shall relieve the Lessee from its obligations under Clause 12.1 and/or Clause 12.2.

13.    INFRASTRUCTURE WORKS
13.1    The Lessee shall construct, complete and maintain (except where expressly provided for otherwise) all such infrastructure works as provided in the Planning Parameters and in accordance with all the requirements set out therein, such as access roads to the Land, all walkways (whether boundary, covered, underground pedestrian, high-level pedestrian links or otherwise), promenades, buildings and installations on the Land, the connection of the RTS to the Land, the connection(s) (including the associated circulation spaces) in Parcels AR1, AR2 and AR3 to the Land and all such car parks as may be necessary to accommodate the operations of the IR2 and approved by the Competent Authorities.
13.2    Where such infrastructure works as provided above in Clause 13.1 are required to be carried out on State land, the Lessee shall obtain all necessary consents or temporary occupation licences of the Competent Authorities to enter into and/or use the State land and shall complete all such works in accordance with the Planning Permission.
13.3    The Lessee shall keep all open spaces or areas on the Land designated or required by the Competent Authorities for public use or access in clean hygienic condition and open to the public at all times twenty-four (24) hours a day and shall provide members of the public reasonable means of access to and from such open spaces, public access roads, public facilities and amenities in the vicinity of the Land.
13A.    AIR-CONDITIONING AND COOLING OF IR2
For the purpose of air-conditioning and cooling of the buildings and spaces comprised in the IR2, the Lessee shall obtain the supply of DC Services from the DC Operator on such terms and conditions and subject to payment of such charges as the DC Operator may require and for and in relation to this purpose, the Lessee shall allow the DC Operator with or without workmen and others at all times and without any charge, payment, hindrance, obstruction or restriction whatsoever to have access to and use of such spaces within the IR2 which in accordance with this Agreement are to be provided to accommodate the equipment to be installed by the DC Operator for connection to the DCS for the provision of DC Services to the IR2.
13B.    CST AND CST ANCILLARY STRUCTURE
13B.1    In relation to the part(s) of the CST and any CST Ancillary Structure that are at any time during the Lease Term existing or located within the Land, the Lessee shall be subject to and shall comply with all laws and regulations that may at any time be in operation and applicable to the CST and CST Ancillary Structure and without prejudice to the foregoing, the Lessee hereby:

(i)
agrees and accepts that the Government and the Urban Redevelopment Authority and any person authorised by the Government or the Urban Redevelopment Authority shall have the right and be entitled with or without workmen and others at all times to have access to and use of the part(s) of the CST and any CST Ancillary Structure existing or located within the Land without any charge, payment, hindrance, obstruction or restriction whatsoever to inspect, survey, lay, place, install, operate, maintain, repair or improve any plant, equipment, machinery, cables, wires, lines,

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pipes, ducts and other facilities housed or to be housed within such part(s) of the CST and such CST Ancillary Structure, and/or to carry out any temporary or permanent works as the Government or the Urban Redevelopment Authority may deem necessary to render such part(s) of the CST and such CST Ancillary Structure safe, secure, functional and operational provided that where such access and/or use are not required due to any emergency or for purpose of inspection, survey or urgent maintenance or repair of any plant, equipment, machinery, cables, wires, lines, pipes, ducts and/or other facilities at any time housed within such part(s) of the CST and/or such CST Ancillary Structure, prior notice of at least 7 days of intention to access and/or use is given to the Lessee;

(ii)
undertakes not to enter or allow any person to enter the part(s) of the CST and any CST Ancillary Structure existing or located within the Land except with the prior written approval of the Government or the Urban Redevelopment Authority;

(iii)
undertakes at its own cost and expense to maintain and keep in good repair, including waterproofing, the structural shell of the part(s) of the CST and any CST Ancillary Structure existing or located within the Land;

(iv)
undertakes to ensure at all times that the part(s) of the CST and any CST Ancillary Structure existing or located within the Land are not damaged in any way and the use and operation of such part(s) of the CST and such CST Ancillary Structure are unaffected by any works or activity carried out, being carried out or to be carried out within the Land; and

(v)
agrees not to demolish or carry out any works, alteration or addition to or within the part(s) of the CST and any CST Ancillary Structure existing or located within the Land except, with the prior written approval of the Government or the Urban Redevelopment Authority and also of the Competent Authorities and where approval is given by the Government or the Urban Redevelopment Authority, the Lessee shall at its own costs and expense, demolish, remove, alter or replace such part(s) of the CST and any CST Ancillary Structure in such manner as may be directed by the Government and/or the Urban Redevelopment Authority and within such time as may be required by the Government and/or the Urban Redevelopment Authority.

13B.2    Where any part of the CST or any CST Ancillary Structure existing or located within the Land as at the Effective Date is, with the prior written approval of the Government or the Urban Redevelopment Authority and also of the Competent Authorities demolished, removed, altered or replaced by the Lessee:

(i)
the obligations of the Lessee specified under Clause 13B.1 shall remain valid and applicable with regard to the part(s) of the CST and any CST Ancillary Structure which remain, exist or are located within the Land after such demolition, removal, alteration or replacement works PROVIDED ALWAYS that the above obligations shall not apply in relation to any remnant (including any piles) of the part(s) of the CST and/or any CST Ancillary Structure that have been demolished, removed, altered or replaced by the Lessee with the approval of the Government or the Urban Redevelopment Authority if such remnant is no longer necessary or required for the physical support of any other part of the CST and/or any other CST Ancillary Structure; and

(ii)
the Lessee shall, if and only if it is also required by the Lessor to restore the Land to its state as at the commencement of the Lease Term, pursuant to Clause 28.2, at its own cost and expense reconstruct and reinstate the part(s) of the CST and any CST Ancillary Structure that are demolished, removed, altered or replaced to the state, condition and position as existing at the Effective Date and upon the expiry of the Lease Term, hand over and return the Land to the Lessor with the parts(s) of the CST and CST Ancillary Structure(s) as existing or located within the Land at the Effective Date reconstructed and reinstated as aforesaid. Further, the Lessee shall be required

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to inform the Government, the Head Lessor and the Lessor of the cost that it incurs in order to perform its obligations under this Clause 13B.2(ii).

13C.	CONNECTION(S) (INCLUDING ASSOCIATED CIRCULATION SPACES) IN PARCELS AR1, AR2 and AR3
13C.1    The Lessee shall at its own cost and expense as provided in Clause 13 construct and complete on and within Parcels AR1, AR2 and AR3 the connection(s) (including the associated circulation spaces) to the Land in accordance with the Planning Parameters within eight (8) years from the Effective Date or such extended period as may be reasonably allowed in writing by the Lessor. Upon completion of the connection(s) (including the associated circulation spaces) to the Land, the Lessee shall at its own cost and expense, operate, maintain and keep in good repair and condition the connection(s) (including the associated circulation spaces).
13C.2    For and in relation to the purposes of Clause 13C.1, the Lessee shall be granted the right and licence by the Competent Authority to enter and access Parcels AR1, AR2 and AR3 and upon completion of the connection(s) (including the associated circulation spaces), the right and licence to enter and access the part or parts of Parcels AR1, AR2 and AR3 on or within which the connection(s) (including the associated structures) are constructed and located, subject to such terms and conditions as the Competent Authority may deem necessary to impose.
13C.3    Without prejudice to Clause 13C.2, in the event as notified by the Lessor the Competent Authority decides to terminate or not to further grant to the Lessee the right and licence to enter and access the part or parts of Parcels AR1, AR2 and AR3 on or within which the connection(s) (including the associated circulation spaces) are constructed and located, the Lessee shall upon the termination or expiry of such right and licence hand over to the Competent Authority without charge, payment or compensation whatsoever, such connection(s) (including the associated circulation spaces) in a state of good repair and condition.

13D.	DEMOLITION, TRUNCATION AND ALTERATION OF CST WITHIN PARCEL 1
13D.1    The Lessor agrees that the part of the CST existing or located within Parcel 1 may be demolished, truncated or altered up to the boundary of the Subterranean CST Stratum (being approximately 10.5 metres measured from the boundary of Parcel 1 as shown on the plan in Appendix 3.3 of the document marked “Annex E1” which forms part of Annexure “E”) provided that the requirements set out in the Planning Parameters are satisfied and complied with and the prior written approvals of the Government or the Urban Redevelopment Authority and also of the Competent Authorities are obtained.
13D.2    The Lessee may in relation to the development of IR2 submit to the Lessor a proposal to demolish, truncate or alter the CST existing or located within Parcel 1 further beyond the boundary of the Subterranean CST Stratum, from the boundary line which is 10.5 metres from the road reserve line to the boundary line in orange as shown in Annexure “H”, and hereby agrees and accepts that such proposal may be allowed by the Government and the Urban Redevelopment Authority only if the Lessee can show to the satisfaction of the Government and the Urban Redevelopment Authority that the proposed demolition, truncation or alteration will: (i) not affect the structural, functional and operational integrity of the CST and all related utility services; and (ii) meet the requirements set out in the Planning Parameters and provided also that the approvals of the Competent Authorities are obtained.
13D.3    Where any demolition, truncation or alteration of the CST existing or located within Parcel 1 beyond the boundary of the Subterranean CST Stratum is allowed by the Government and the Urban Redevelopment Authority under Clause 13D.2 in relation to the development of the IR2, the part of Subterranean CST Stratum containing the part of the CST that is to be outside the IR2 and to be excluded from Parcel 1 (i.e. the portion which shall constitute the Subterranean Government CST Stratum) shall be determined by the Government and the Urban Redevelopment Authority upon: (i) the approval of the development plans for the IR2 by the Urban Redevelopment Authority under the Planning Parameters (wherein such further demolition, truncation or alteration of the CST will be clearly

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marked and described); and (ii) the grant of Provisional Permission, or in the absence of a Provisional Permission, Planning Permission for such development plans under the Planning Act. Such determination of the Government and the Urban Redevelopment Authority shall be notified in writing to the Lessor and the Lessee.

13E.	CST AND CST ANCILLARY STRUCTURE WITHIN SUBTERRANEAN GOVERNMENT CST STRATUM
13E.1    In relation to the part(s) of the CST and any CST Ancillary Structure that are at any time during the Lease Term existing or located within the Subterranean Government CST Stratum, the Lessee shall be subject to and shall comply with all laws and regulations that may at any time be in operation and applicable to the CST and CST Ancillary Structure and without prejudice to the foregoing, the Lessee hereby:

(i)
grants the Government and the Urban Redevelopment Authority the right to subjacent and lateral support and protection of the Subterranean Government CST Stratum and every part thereof from the Land (which term used in this Clause 13E shall include any building(s) or structure(s) or structural element(s) therein and thereon) for the purpose of supporting, upholding and maintaining the CST and the CST Ancillary Structure within the Subterranean Government CST Stratum;

(ii)
agrees and accepts that the Government and the Urban Redevelopment Authority and any person authorised by the Government or the Urban Redevelopment Authority shall have the right and be entitled with or without workmen and others at all times to have access to and use portions of the Land for ingress and egress to and from the part(s) of the CST and any CST Ancillary Structure existing or located within the Subterranean Government CST Stratum without any charge, payment, hindrance, obstruction or restriction whatsoever to inspect, survey, lay, place, install, operate, maintain, repair or improve any plant, equipment, machinery, cables, wires, lines, pipes, ducts and other facilities housed or to be housed within such part(s) of the CST and such CST Ancillary Structure, and/or to carry out any temporary or permanent works as the Government or the Urban Redevelopment Authority may deem necessary to render such part(s) of the CST and such CST Ancillary Structure safe, secure, functional and operational provided that where such access and/or use are not required due to any emergency or for purpose of inspection, survey or urgent maintenance or repair of any plant, equipment, machinery, cables, wires, lines, pipes, ducts and/or other facilities at any time housed within such part(s) of the CST and/or such CST Ancillary Structure, prior notice of at least 7 days of intention to access and/or use is given to the Lessee; and

(iii)
undertakes not to make or permit or suffer to be done anything on the Land which will damage in any way or affect the use and operation of the part(s) of the CST and any CST Ancillary Structure existing or located within the Subterranean Government CST Stratum or in any way impair the foundation, floors, building structure and structural framework, exterior walls, main walls and roofs, railings, structural columns, floor slabs, all permanent walls, structural beams, columns and ramps of the CST and/or the CST Ancillary Structure within the Subterranean Government CST Stratum and the overall structural integrity of the CST and/or the CST Ancillary Structure within the Subterranean Government CST Stratum.

13E.2     The Lessee shall make good as soon as reasonably practicable at its own costs and expense any damage caused to any part of the CST and/or CST Ancillary Structure (whether within the Subterranean Government CST Stratum and/or within the Land) directly by the Lessee, its servants, agents, contractors, independent contractors, licensees and/or invitees (not being the Lessor, Urban Redevelopment Authority and/or persons authorised by Urban Redevelopment Authority).
14.    SUBDIVISION OF LAND AND STRATA SUBDIVISION OF BUILDING
14.1    The Lessee shall not subdivide the Land and/or any building on the Land, except:

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(i)	in respect of any part of the Land required under the Planning Parameters to remain vested or to be vested in the Lessor and/or any Competent Authorities; or

(ii)	with the prior written approval of the Lessor, which if given, will be subject to such terms and conditions as may be determined by the Lessor, including (but not limited to) the following:

(a)	the payment of charges (including, but not limited to, any differential premium, if applicable) and fees as may be determined by the Lessor; and

(b)
in relation to a strata subdivision of any building on the Land, a requirement that the CST and any CST Ancillary Structure, as well as any access leading to or from the CST and/or any CST Ancillary Structure, existing and located within the Land, shall form part of the common property of the IR2.

Without prejudice to or derogation from the foregoing provisions of this Clause 14.1, any application for proposed strata subdivision involving the hotel component shall not be permitted unless such proposed strata subdivision is on an en-bloc basis in respect of the hotel component.
15.    DESIGNATED SITE, CASINO CONCESSION AND CASINO LICENCE
15.1    The Casino shall be located only on the Designated Site pursuant to the Legislation for a period of thirty (30) years from 23 August 2006 and such further period if granted by the Lessor pursuant to Clause 15.6.
15.2    In this regard, if any additional investments are required by the Lessor for the renewal of the Casino Concession, the Development Investment and payment of the Land Premium shall be taken into account.
15.3    The Lessee shall comply with all the provisions of the Legislation relating to the conduct and operations of the Casino.
15.4    The Lessee shall be entitled to engage for the operation of the Casino, any of its subsidiary companies or a Management Agent appointed by the Lessee, subject always to the provisions of the Legislation and to such management agreement being subjected to the prior written approval of the Regulator. Except as herein provided in this Clause 15.4, the Lessee shall not be allowed to assign or in any manner whatsoever part with its rights to operate the Casino.
15.5    Notwithstanding that the Lessee may in accordance with Clause 15.4 engage other parties whether its subsidiary company or a Management Agent to operate the Casino, the Lessee shall remain liable to the Lessor in respect of all matters in relation to the Expanded IR.
15.6    The Lessee shall, not less than five (5) years prior to the expiry of the Concession Period, give notice in writing to the Lessor on whether it wishes to seek a renewal of the Casino Concession. The Casino Concession may be renewed for such duration as may be allowed and on such terms as the Lessor deems appropriate, including but not limited to the requirements of the Lessor for additional investments in the Expanded IR and/or monetary payments. Upon renewal, the Lessee shall apply to the Regulator for a Casino Licence to commence gaming operations.
15.7    If on the ground of public interest the Casino Concession or the Casino Licence shall be terminated by the Government, the Lessee shall be entitled to a fair compensation from the Government. If there shall be any disagreement between the Lessee and the Government on the amount of compensation, then such dispute shall be referred to arbitration in accordance with the Law.
16.    LEVIES AND BENEFITS
16.1    Each party represents and warrants that it has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the arrangements

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contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the arrangements contemplated hereby constitute the valid and legally binding obligations, enforceable against it in accordance with their respective terms.
16.2    Option to Purchase Additional Gaming Area

16.2.1
The Lessor hereby grants to the Lessee, from the Effective Date, an irrevocable option to purchase up to an additional 2,000 square metres of Gaming Area(s) over and above the 15,000 square metres permitted under the Legislation as at the Effective Date for the purposes of developing, fitting out and operating as Gaming Area (“Additional Gaming Area”), and additional amounts of supporting GFA and/or ancillary areas (as defined in the Casino Control (Casino Layout) Regulations 2009) as may be approved by the Competent Authority (“Supporting Areas”).

16.2.2
The option referred to in Clause 16.2.1 (“Option”) may be exercised by the Lessee in full or in part on one or more occasions at any time during the Lease Term (“Option Period”) and up to the last day of the Option Period.

16.2.3
The price for the purchase of the Additional Gaming Area and the Supporting Areas shall be determined by the Competent Authority upon a written request by the Lessee to the Lessor to exercise the Option.

16.2.4
Without prejudice to and/or derogation from the Lessee’s entitlement to exercise the Option in accordance with Clauses 16.2.1 to 16.2.3, the parties agree that the Lessee shall be entitled to utilise for the conduct of gaming the Additional Gaming Area purchased by the Lessee under this Clause 16.2 in the manner as follows:

(i)
the first 1,000 square metres of Additional Gaming Area purchased by the Lessee may be utilised for the conduct of gaming at any time from twelve (12) months after the Effective Date. If at any time on or after the Effective Date and before receipt of the External Auditors’ Confirmation that all the conditions prescribed in Clauses 5.4(iii) and 5.4(iv) have been met, the Lessee breaches any material term or condition contained in this Agreement, the Lessee’s entitlement to utilise 16,000 square metres of Gaming Area shall be reduced to 15,000 square metres for the duration of the breach until such breach is remedied by the Lessee; and

(ii)
any remaining Additional Gaming Area purchased by the Lessee beyond the first 1,000 square metres may be utilised by the Lessee for the conduct of gaming upon receipt of the External Auditors’ Confirmation that all the conditions prescribed in Clauses 5.4(iii) and 5.4(iv) have been met.

16.3    Additional Gaming Machines

16.3.1
The parties agree that the Lessee shall be entitled to make available for gaming an additional 1,000 Gaming Machines (over and above the 2,500 Gaming Machines permitted under the Legislation as at the Effective Date) (“Additional Gaming Machines”) in the manner as follows:

(i)
500 of the Additional Gaming Machines may be made available for gaming by the Lessee at any time from six (6) months after the Effective Date. If at any time on or after the Effective Date and before receipt of the External Auditors’ Confirmation that all the conditions prescribed in Clauses 5.4(iii) and 5.4(iv) have been met, the Lessee breaches any material term or condition contained in this Agreement, the Lessee’s entitlement to make available for gaming 3,000 Gaming Machines shall be reduced to 2,500 Gaming Machines for the duration of the breach until such breach is remedied by the Lessee; and

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(ii)
the remaining 500 Additional Gaming Machines may be made available for gaming by the Lessee upon receipt of the External Auditors’ Confirmation that all the conditions prescribed in Clauses 5.4(iii) and 5.4(iv) have been met.

16.4    Gaming in Existing Hotel Tower

16.4.1
The Lessor hereby consents to and grants its approval for the change of use of the area comprising the whole of the fifty-fifth (55th) floor and/or such other area(s) as may be agreed between the Lessor and the Lessee within MBS Hotel Tower 1 in the IR1 to be developed and used as part of the Casino (“New Casino Area”).

16.4.2
The Lessor shall not impose any additional terms or conditions in connection with the approvals referred to in Clause 16.4.1. Nothing in this Clause 16.4.2 shall be interpreted as restricting or limiting the ability of any other Competent Authority from imposing such terms or conditions as such Competent Authority may impose in accordance with the Law for operational compliance requirements for the New Casino Area.

16.4A     Responsible Gambling Requirements
16.4A.1 The Lessor acknowledges that the Lessee has entered into this Agreement on the basis of the Responsible Gambling Code, all legislative provisions that cover substantively the issues outlined in the Responsible Gambling Code and all guidelines and other responsible gambling requirements that are applicable to the Lessee as at the date of this Agreement (collectively, “RG Requirements”). The Lessee further acknowledges the right of the relevant authorities (including the Competent Authorities) to amend the RG Requirements from time and time, which right is expressly reserved.
16.4A.2 Notwithstanding Clause 16.4A.1, the Lessee agrees to carry out the Lessee Responsible Gambling Initiatives as set out in Annexure “G” within twelve (12) months from the date of this Agreement or such earlier date as set out in Annexure “G”.
16.4A.3 [***]
16.4A.4 [***]

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

(a)	[***]

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(b)	[***]

(I)	[***]

(II)	[***]

16.5    Entitlement to compensation

16.5.1
The Lessee shall be entitled to recover losses and damages suffered by it in the event that the Lessee is not granted the entitlements under Clauses 16.2 to 16.4, and/or there are more than two (2) casino licences in force under the Legislation during the Exclusivity Period and/or the Proposed Legislative Provisions are not enacted on or before the Relevant Date or any step or action is taken or not taken after enactment, including amending the aforesaid Proposed Legislative Provisions in a manner, that has the effect of not conferring the intended benefits of the Proposed Legislative Provisions and/or derogating from the rights granted under this Clause 16.

16.5.2
Each and every of the rights and remedies provided under this Clause 16.5 is cumulative and is without prejudice to any rights or remedies available to the parties under law or equity or contract, and the election of any one or more of such remedies by the parties shall not constitute a waiver by the parties of the right to pursue any other available remedies. Notwithstanding any other provision in this Agreement:

(i)
the Lessor shall not be liable under this Clause 16.5 in respect of any claim for any loss suffered by the Lessee to the extent of any corresponding savings by or net benefit to the Lessee arising therefrom; and

(ii)	the Lessee shall not be entitled to recover from the Lessor more than once in respect of the same damage suffered by the Lessee.

16.5.3	Without prejudice to the generality of the foregoing, the parties agree that:

(i)
In the event there are more than two (2) casino licences in force under the Legislation during the Exclusivity Period and/or the Proposed Legislative Provisions relating to Exclusivity Period, the Proposed Legislative Provisions relating to Gaming Area and/or the Proposed Legislative Provisions relating to Entry Levies are not enacted on or before the Relevant Date (or, any step or action is taken or not taken after enactment, including amending the aforesaid Proposed Legislative Provisions in a manner, that has the effect of not conferring the intended benefits of these Proposed Legislative Provisions and/or derogating from the rights of the Lessee under the Proposed Legislative Provisions and/or under this Clause 16), the Lessor shall pay to the Lessee compensation for any losses or damages suffered by the Lessee in connection therewith.

(ii)
In the event the Proposed Legislative Provisions relating to Gaming Machines are not enacted on or before the Relevant Date (or, any step or action is taken or not taken after enactment, including amending the aforesaid Proposed Legislative Provisions in a manner, that has the effect of not conferring the intended benefits of the Additional Gaming Machines and/or derogating from the rights of the Lessee under the Proposed Legislative Provisions relating to Gaming Machines and/or under this Clause 16), the Lessor agrees to pay to the Lessee an amount that takes into account: [***]

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(iii)
In the event the Proposed Legislative Provisions relating to Casino Tax Rates are not enacted on or before the Relevant Date (or, any step or action is taken or not taken after enactment, including amending the aforesaid Proposed Legislative Provisions in a manner, that has the effect of not conferring the intended benefits of the Casino Tax Rates and/or derogating from the rights of the Lessee under the Proposed Legislative Provisions relating to Casino Tax Rates and/or under this Clause 16), the Lessor agrees to pay to the Lessee an amount equal to: [***]

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(iv)
In the event the Lessee is unable to exercise the Option in accordance with Clause 16.2, and/or is not conferred the intended benefits of the Option, and/or if the Option or part thereof is rendered ineffective arising solely from the fact that any part of the Proposed Legislative Provisions relating to Gaming Area have not been enacted at the time of the exercise of the Option, the Lessor shall pay to the Lessee compensation for any losses or damages suffered by the Lessee in connection therewith.

16.5.4
The Lessor acknowledges and agrees that each of the amounts to be paid to the Lessee pursuant to Clause 16.5.3(ii) and (iii) is a genuine pre-estimate of the losses that the Lessee may suffer, and is reasonable and proportionate to protect the Lessee’s legitimate commercial interest.

16.6    Arbitration

16.6.1
Any dispute arising out of or in connection with this Clause 16 shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause 16.

16.6.2	The seat of the arbitration shall be Singapore.

16.6.3
The tribunal shall consist of three (3) arbitrator(s). Each party has the right to appoint one (1) arbitrator. The two (2) arbitrators will in turn appoint the third arbitrator, whose nationality and place of residence shall not be Singapore or United States of America, and who shall be the presiding arbitrator. Should either party fail to appoint its respective arbitrator within fourteen (14) days from the date requested by the other party, or should the two (2) arbitrators so appointed fail to appoint the third arbitrator within fourteen (14) days from the date of the last appointment of the two arbitrators, the arbitrators not so appointed shall be appointed by the President under the SIAC Rules within fourteen (14) days from a request by the parties.

16.6.4	The language of the arbitration shall be English.
17.    ACCOUNTS AND REVIEW OF KEY ATTRACTIONS
17.1    To ensure that the Expanded IR remains a premium 'must-visit' destination for leisure and business visitors to Singapore, the Lessee agrees that it shall, at all times throughout the Lease Term, ensure that the Key Attractions shall be and remain attractive and appealing at all times during the Lease Term to the prevailing consumer taste.
17.2    The Lessee shall, throughout the Lease Term, keep the Lessor informed of the Gross Revenue of the IR1 Key Attractions and Key Attractions on a consolidated basis. The Lessee shall provide to the Lessor for its review:

(i)
annually, as soon as possible, and in any event within ninety days (90) days after the end of each respective financial year, or such extended period of time as may be approved by the Lessor in writing, audited accounts for that financial year including a balance sheet and profit and loss accounts;

(ii)
as soon as available, and in any event within ninety (90) days after the end of the first six (6) months of each financial year, unaudited profit and loss accounts as at the end of and for the relevant six (6) month period;

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(iii)	such information as set out in a format to be provided at a later date which shall include the revenue received in terms of the number of visitors and the amount of visitor expenditure to the IR2; and

(iv)
promptly, such additional material, financial or other information relating to its business, assets, operations and condition (including, without limitation, financial condition) as the Lessor may from time to time reasonably request.

17.3    If from any such review of the accounts or materials as aforesaid the Lessor is of the opinion that any of the Key Attractions is, in relation to the market demands or conditions then prevailing or current, required to be improved/updated/modernised/refurbished to keep up with the market demands or conditions then prevailing or current, the Lessor shall notify the Lessee of such opinion and the Lessee shall thereupon propose for the Lessor's consideration such remedial measures as may be required to improve such Key Attraction. The Lessee shall undertake, at its own cost and expense and within such period of time as the Lessor may approve, such remedial proposal as may be approved by the Lessor, whether with or without amendments, so as to bring the said Key Attraction to a state acceptable to the Lessor in terms of the number of visitors expected in relation to the tourism objectives of the Lessor.
17.4    If the Lessee shall fail to carry out or shall fail to complete such remedial measures as aforesaid to the satisfaction of the Lessor, then the Lessor shall give to the Lessee notice requiring compliance by the Lessee within thirty (30) days after receipt of such notice or such extended period as may be reasonably allowed by the Lessor. Any failure by the Lessee to comply with the notice of the Lessor under this Clause 17.4 shall entitle the Lessor to deem it a non-performance or non-observance of a material term of this Agreement.
18.    STATE AND CONDITION
18.1    The Lessee shall be deemed to have notice of:

(i)
the actual state and condition of the Land including the existence of any structure, encroachment or thing, on or within the Land or by the Land, onto any adjacent property, the platform level of the Land and matters as regards access, ingress and egress, drainage and utility services affecting the Land; and

(ii)	any easements, rights of way, reservations, restrictive and other covenants and all other rights and encumbrances, if any, affecting the Land, and shall not raise any objection or requisition whatsoever in respect thereof.
18.2    No error, omission or mis-statement in the description of the Land shall invalidate this Agreement or the Lease executed by the Lessee nor shall the same entitle the Lessee to any compensation whatsoever or to any reduction of the Land Premium or any payment of monies by the Lessee hereunder.
18.3    The Lessee shall at its own cost and expense remove any existing encroachment onto the neighbouring lands and such removal shall be carried out during the construction works or as and when required by the owners of the neighbouring lands affected by the said encroachment.
18.4    No royalty shall be reserved to the Head Lessor under Section 7(1)(a) of the State Lands Act (Cap 314) for granite, sand, clay, laterite, red earth, iron stone, gravel or puddle (the “Excluded Mines and Minerals”) found in or upon the Land if the following conditions are all met:

(i)	the Excluded Mines and Minerals are removed, extracted or excavated by the Lessee for the purpose of any development or redevelopment of the Land; and

(ii)	the said removal, extraction or excavation is directly incidental to and reasonably necessary for the development of the IR2 on the Land.

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19.    SURRENDER OF LAND
19.1    The Lessee shall surrender to the Government or the relevant Competent Authorities:

(i)	such part or parts of the Land as specified and in accordance with the terms set out in this Agreement and the Planning Parameters free of charge or any compensation; and

(ii)
any part or parts of the Land as may be required by them from time to time whether for roads, drainage, or any public purpose as may be declared or notified to the Lessee in a Notice by the Lessor or the relevant Competent Authorities and the Lessee shall accept as conclusive evidence that such part or parts of the Land is or are required for the purpose declared or notified. The Lessor shall not be liable to the Lessee for any payment or compensation whatsoever for or in respect of the surrender but nothing in this Clause 19.1(ii) shall affect the Lessee’s rights, if any, to claim for compensation under the Land Acquisition Act (Cap 152).

19.2    Subject to Clause 19.1(i) above, upon completion by the Lessee to the satisfaction of LTA or the relevant Competent Authority of any road (including pavements) within the Land in accordance with the approval of LTA or the relevant Competent Authority, the Lessee shall surrender and vest to LTA free from encumbrances, such land or stratum of space within which such part of such road is constructed, as required by LTA or the relevant Competent Authority may direct. The Lessor shall not be liable to the Lessee for any payment or compensation whatsoever for or in respect of the surrender but nothing in this Clause 19.2 shall affect the Lessee’s rights, if any, to claim for compensation under the Land Acquisition Act (Cap 152) (save for any surrender made pursuant to Clause 19.1(i) which shall be free of charge or any compensation).
19.3    The Lessee shall notify the Lessor in writing of such part(s) of the Land which are not used for the purpose of the development of IR2 as approved by the Lessor and relevant Competent Authorities. If directed by the Lessor in writing, the Lessee shall surrender to the Head Lessor such land not used for the purposes specified in return for compensation equivalent to the compensation payable for such land if it had been acquired under the Land Acquisition Act (Chapter 152) on the date of the direction.
Provided that if the Lessor does not issue a direction for the surrender of such land within one year from the date of the notification given by the Lessee above or within such other period as may otherwise be mutually agreed between the Lessor and the Lessee, the Lessor shall, at the request of the Lessee, lift the restrictions in this Agreement that the land be used for the purpose of the development of IR2 as approved by the Lessor in relation to only such land, subject to the Lessee obtaining the necessary approvals from the relevant authorities regarding the proposed use of such land and the payment of an additional land premium and/or the payment of a differential premium for such proposed use.

19A	RIGHTS OF LTA AND MEMBERS OF THE PUBLIC
19A.1    The Lessee shall accept the lease of the Land subject to:

(i)
the right of LTA without any charge, fee or payment to access, use and operate such works, structures, spaces, facilities and services (e.g. emergency exit, ventilation shafts, mechanical & electrical system, etc.) that are to be built, installed or provided by the Lessee in accordance with this Agreement (including the Planning Parameters) within the Land and integrated into the building(s) to be erected thereon or therein, for and in relation to the management, maintenance and/or operation of the Bayfront MRT Station within the Subterranean RTS Stratum; and

(ii)
the right of free and uninterrupted passage by members of the public on foot along or over all corridors, staircases, passages, walkways, ramps, escalators, lifts and other forms and means of access in or on the Land and any part of the building(s) to be erected thereon or therein for the purpose of ingress and egress to and from the

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Bayfront MRT Station and to and from the part(s) of the pedestrian connection network located within, under, above or leading to and from the IR2.
19A.2    LTA shall have the right to enforce the terms of Clause 19A.1 under the Contracts (Rights of Third Parties) Act (Cap. 53B).
20.    SURVEY
20.1    The Lessee shall at its own cost and expense engage a land surveyor registered with the Land Surveyor Board under the Land Surveyors Act (Cap. 156) (the “Registered Land Surveyor”):

(i)
to carry out and complete a survey to ascertain the provisional boundaries of the Subterranean Government CST Stratum and provide to Singapore Land Authority, the Registrar of Title Plan(s) in relation thereto, within six (6) months from the date of issuance by Singapore Land Authority to the Lessor of its requisition for such survey pursuant to the terms of the Letter of Offer (or such other date as the Singapore Land Authority may specify);

(ii)
to carry out and complete the respective surveys to ascertain the provisional boundaries of each of the Subterranean/Air-space Lots and provide to Singapore Land Authority, the Registrar of Title Plan(s) in relation thereto, within six (6) months from the relevant date of issuance by Singapore Land Authority to the Lessor of its requisition for the respective surveys pursuant to the terms of the Letter of Offer (or such other date as the Singapore Land Authority may specify); and

(iii)	to carry out and complete in respect of:

(a)	Parcel 1 excluding the Subterranean Government CST Stratum and the Subterranean RTS Stratum;

(b)	Subterranean Government CST Stratum; and

(c)	Subterranean/Air-space Lots,
within six (6) months from the relevant date of issuance by Singapore Land Authority to the Lessor of its requisition for the respective surveys pursuant to the terms of the Letter of Offer (or such other date as the Singapore Land Authority may specify), the cadastral survey of the respective land referred to in Clause 20.1(iii)(a), (b) or (c), such survey to be in accordance with the Land Surveyors (Conduct of Cadastral Surveys) Rules and for the purpose of the cadastral survey, the Lessee shall ensure that the Registered Land Surveyor on completion of the cadastral survey, deposits the certified survey plan for such land together with all relevant field books, calculation sheets and survey data with the Land Survey Department of the Singapore Land Authority for the approval of the Chief Surveyor. The Lessee shall be liable for the fees payable to Singapore Land Authority in accordance with the Boundaries and Survey Maps (Singapore Land Authority Fees) Rules for processing the certified survey plan.
20.2    Unless otherwise specified by the Singapore Land Authority:

(i)
the Registrar of Title Plan(s) required under Clause 20.1(i) for the Subterranean Government CST Stratum shall be prepared based on the dimensions of the part of the CST within the Subterranean CST Stratum that is to be outside the IR2 as determined by the Government and the Urban Redevelopment Authority upon the approval of the development plans for the IR2 by the Urban Redevelopment Authority under the Planning Parameters and the grant of Provisional Permission, or in the absence of a Provisional Permission, Planning Permission for such development plans under the Planning Act;

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(ii)
the Registrar of Title Plan(s) required under Clause 20.1(ii) for each of the Subterranean/Air-space Lots shall be prepared based on the dimensions, form and location of the public underground/elevated pedestrian connection to be constructed within the respective Subterranean/Air-space Lots as approved by the Urban Redevelopment Authority in accordance with the Planning Parameters and for which Provisional Permission, or in the absence of a Provisional Permission, Planning Permission is granted under the Planning Act;

(iii)
the cadastral survey for the Subterranean Government CST Stratum shall be carried out based on the dimensions of the part of the CST within the Subterranean CST Stratum that is outside the IR2, as constructed and completed at the time of the survey; and

(iv)
the cadastral survey for the respective Subterranean/Air-space Lots shall be carried out based on the dimensions, form and location of the public underground/elevated pedestrian connection as constructed and completed within the respective Subterranean/Air-space Lots at the time of the survey.

20.3    The absence of any cadastral survey of such subterranean, air right and foreshore parcels shall not be a ground for delay in payment of any monies due to the Lessor by the Lessee or a refund of any monies to the Lessee.
20.4    The Land is believed and shall be taken to be correctly described herein except as to its land area which shall be subject to final survey and is to be leased subject to all easements, reservations, encroachments, restrictive and other covenants and rights (if any) subsisting thereon and moreover without any obligations on the part of the Lessor to define the same respectively.
21.    MANAGEMENT AND MAINTENANCE
21.1    The Lessee shall for the management and maintenance of the IR2 engage persons qualified or having experience or trained in the operating and management of resorts of international standards.
21.2    The Lessee shall at all times:

(i)
manage and operate the IR2 with its principal conceptual theme being in accordance with the Accepted Proposal or such variations, modifications or amendments as approved in accordance with this Agreement;

(ii)
maintain and keep in a good and tenantable state of repair and condition the Land and all structures, fixtures, statues and exhibits, and where such works shall require the approval and consents of the Competent Authorities, the Lessee shall be obliged to obtain the same; and

(iii)
make or cause to be made such capital improvements to the Land and/or the IR2 and the Key Attractions from time to time as the Lessee may deem necessary but subject always to the prior written approval of the Lessor, and where required by Law, the prior written approval of the Competent Authorities.

21.3    Notwithstanding anything herein contained, the Lessor shall be entitled from time to time and at all reasonable times during the Lease Term to enter upon the Land to inspect its state and condition and to view the operations of the IR2. If in the opinion of the Lessor there is a breach or shortcoming of standards in the operation of the IR2, the Lessor may after such inspection, serve upon the Lessee a written notice of any such breach or shortcoming and require the Lessee forthwith to remedy such breach or shortcoming and if the Lessee shall not within thirty (30) days after receipt of such notice or such extended period as may be reasonably allowed by the Lessor proceed diligently to remedy the breach or shortcoming, then the Lessor shall be entitled to enter upon the Land and take such steps as may be necessary to remedy the breach or shortcoming, the cost thereof shall be a debt due from the Lessee to the Lessor and shall be paid forthwith on demand by the Lessee to the Lessor and shall forthwith be recoverable by action.

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22.    ASSIGNMENT OF LEASE AND SUB-LETTING, AND OTHER DEALINGS
22.1    The Lessee shall be entitled during the Lease Term to sublet, underlet or part with the possession of and in the Land or the IR2 or any part thereof (provided that such sublease shall not be regarded as a disposal of land or premises under Section 4 of the Planning Act, Cap. 232) for any purposes in the course of its business, provided that:

(i)	such subletting, underletting or parting with possession of the Land or the IR2 shall not be for any part of the Land in its vacant or undeveloped state; and

(ii)	the Lessee shall always be the main party operating the IR2.
This Clause 22.1 shall not be construed in any way as allowing the Lessee to subdivide the Land.
22.2    The Lessee may, with the prior written approval of the Lessor, assign, demise, sell, transfer or otherwise dispose of, part with or deal with in any other way, all of its estate interest and rights in this Agreement and the Land or any part thereof on terms and conditions to be determined by the Lessor which shall include (but not be limited to) the following conditions:

(i)	that the assignee, purchaser, transferee or person accepting the disposition shall be bound by and undertake to comply with and observe all the terms and conditions of this Agreement; and

(ii)	the payment of charges (including, but not limited to, any differential premium, if applicable) and fees as may be determined by the Lessor.
23.    RIGHT TO MORTGAGE
23.1    The Lessee shall be entitled with the prior written approval of the Lessor (such approval not to be unreasonably withheld) to assign its estate interest and rights in this Agreement and the Land or mortgage, charge or by any other means encumber the Land in favour of an Approved Mortgagee, as security for any loan facilities or any other financing granted in relation to the payment of the Land Premium and other sums as stated in Clause 4.2, the provision of the Security Deposit and/or the construction and operation of the IR2.
23.2    Where the Lessor's prior approval is granted in respect of any mortgage or charge of the Land, such approval shall be deemed to include a term that in the event of the Approved Mortgagee, in its capacity as mortgagee or chargee, exercising its power of sale of the Land, the Land shall be sold only to a purchaser, whether a company or a person, approved by the Lessor.
24.    INSURANCE
24.1    The Lessee shall throughout the Lease Term insure and keep insured in the joint names of the Lessee and the Lessor for their respective rights and interest all buildings, structures and fixtures erected or to be erected on the Land from loss or damage by fire, flood and other risks and special perils as being normally insured under a comprehensive insurance programme appropriate to buildings of the kind for the time being standing on the Land at commercially prudent levels with respectable insurers and to make all payments necessary for the above purpose within such time frame as prescribed by the relevant insurance policy documents after the same shall respectively become due and to produce to the Lessor on request the policy(ies) of such insurance and the receipt of each such payment and the Lessor may require the Lessee to apply such monies received by virtue of any such insurance to be laid out and expended in rebuilding and reinstating all such buildings, all such existing and new structures and fixtures in accordance with the Accepted Proposal with such variations or modifications as may be agreed upon by the parties hereto and to make up for any deficiency out of the Lessee's own monies. PROVIDED ALWAYS that if the Lessee shall at any time fail to keep the Land insured as aforesaid, the Lessor may do all things necessary to effect and maintain such insurance and any monies expended by the Lessor for that purpose shall be repayable by the Lessee on demand and be recoverable forthwith by action.

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24.2    The Lessee shall also effect and keep effected, and shall procure that each permitted subcontractor effects and maintains, at all times during the Lease Term, in the joint names of the Lessee and the Lessor such insurances as the Lessor considers necessary in respect of the Lessee and each permitted sub-contractor's obligations and liabilities hereunder, for purposes of protecting the Lessor and the Lessee (for their respective rights and interests) against any liability whatsoever occasioned by accident on or about the Land or any appurtenances thereto, including without limitation, policies of:

(i)	public liability insurance; and

(ii)	workmen's compensation insurance,
with an insurance company, on such terms acceptable to the Lessor and for such amounts acceptable to the Lessor but subject always to the maximum insurable coverage which the Lessee can reasonably obtain. The Lessee shall not cancel or do anything to allow the cancellation of the relevant insurance policies except with the Lessor's prior written approval (which approval shall not be unreasonably withheld or delayed). The Lessee shall provide written evidence of such insurance coverage to the Lessor and the receipt evidencing payment of the premium in respect thereof, at least annually during the Lease Term and at other times on the Lessor's request. In the event that the recovery from public liability or workmen compensation insurance or such other insurance as is required by the Lessor, is insufficient to satisfy the claims for loss, damages, costs and expense, the Lessee shall indemnify and keep the Lessor fully indemnified of such claims.
24.3    Notwithstanding Clause 24.1 and Clause 24.2 herein, where the Lessee mortgages, charges or by any other means encumbers the Land and/or all buildings, structures and fixtures erected or to be erected on the Land in favour of an Approved Mortgagee, as security for any loan facilities or financing granted in relation to any aspect of the development of the IR2, the Lessor agrees that any insurance effected pursuant to Clause 24.1 and/or Clause 24.2 may be effected in the joint names of the Lessor, the Lessee and the Approved Mortgagee. In respect of the moneys received on any such insurance (whether effected by the Approved Mortgagee and/or the Lessee) of the Land and/or all buildings, structures and fixtures erected or to be erected on the Land, the Lessor shall have the absolute discretion to determine the application of the moneys received on any such insurance (whether effected by the Approved Mortgagee and/or the Lessee), towards:

(i)
making good the loss or damage in respect of the Land and/or all buildings, structures and fixtures erected or to be erected on the Land, in each case in accordance with the Accepted Proposal with such variations or modifications as may be agreed upon by the parties hereto; and/or

(ii)
the discharge of the loan facilities or financing granted by the Approved Mortgagee in relation to the payment of the Land Premium and other sums as stated in Clause 4.2, the provision of the Security Deposit and/or the construction and operation of the IR2.

25.    [NOT IN USE]
26.    PROPERTY TAX, OUTGOINGS AND UTILITIES
The Lessee shall, as from the Effective Date:

(i)	discharge and pay all rates, property taxes and assessments and outgoings whatsoever charged or imposed upon the Land; and

(ii)
pay all charges (including any taxes thereon) in respect of the supply of electricity, water and gas, telecommunication services, storm water drains, refuse disposal services and all other services supplied to the Land, to the relevant body or authority supplying such services, including connections to and within the Land and the installation of incoming power panel, and any other incoming service metres required by the relevant authorities.

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27.    DETERMINATION OF LEASE
27.1    Each of the following is an Event of Default:

(i)
the Lessee fails to perform and observe any material term or condition on its part contained herein and such non-performance and non-observance shall continue for more than thirty (30) days or such extended period as may be reasonably allowed by the Lessor, after the receipt by the Lessee of the Lessor's written notice requiring compliance by the Lessee;

(ii)	the Lessee is in breach of the provisions of Clause 10.6, Clause 12.1 and/or Clause 12.2;

(iii)
any monies payable hereunder or any part thereof shall remain unpaid for a period of thirty (30) days after the Lessor has made written demand for payment of the same or such extended period as may be reasonably allowed by the Lessor;

(iv)	the Lessee enters into any composition or arrangement with or for the benefit of its creditors;

(v)	the Lessee is placed under voluntary administration or causes a meeting of its creditors to be summoned for the purpose of placing it under voluntary administration;

(vi)
an order is made for the winding up or dissolution without winding up or an effective resolution is passed for the winding up of the Lessee unless the winding up or dissolution is for the purposes of reconstruction or amalgamation and the scheme for reconstruction or amalgamation with or without modification has been first approved by the Lessor, which approval shall not be unreasonably withheld;

(vii)
a receiver or a judicial manager is appointed of the assets or undertaking or any part thereof of the Lessee or the holder of any encumbrance takes possession of such assets or undertaking or any part thereof; or

(viii)	any event occurs which, under the Law of any relevant jurisdiction, has an analogous or equivalent effect to any of the events specified in this Clause 27.1.
27.2    The Lessee shall immediately give notice to the Lessor if it becomes aware of an event which may lead to an Event of Default.
27.3    The Lessor shall not terminate this Agreement until it has first given a notice to the Lessee specifying the Event of Default and requiring the Lessee, within a reasonable period as specified in the notice, being not less than thirty (30) days, either:

(i)	to remedy the default; or

(ii)
in the case of an Event of Default which is not capable of being remedied, to pay to the Lessor at the Lessor's option an amount the Lessor finds acceptable in the exercise of reasonable judgement by way of compensation for the default, and the Lessee has failed within the time specified in the notice, or such further time as the Lessor may agree, to comply with the notice, in which case the Lessor may by notice in writing to the Lessee, terminate this Agreement in accordance with the following provisions:

(a)
the Lessor shall have full right power and authority to re-enter upon and resume possession of the Land or any part thereof and the IR2 and any other structure on the Land and thereupon this Agreement shall forthwith cease and determine;

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(b)	all monies which have previously been paid to the Lessor by the Lessee and/or any other payment hereunder shall be forfeited and shall belong to the Lessor;

(c)	the IR2 or any completed part thereof and all materials thereat or on the Land shall belong to the Lessor absolutely; and

(d)
the Lessor shall be entitled to deal with the Land and the IR2 on such terms and conditions as the Lessor shall think fit (including but not limited to the re-disposal of the Land and any interest therein in the IR2, whether or not the construction has already commenced or completed as if this Agreement has never been entered into with the Lessee and whether by public auction, private treaty or by tender subject to such conditions and generally in such manner as the Lessor may in its discretion think fit) and without compensation or whatsoever to the Lessee.

27.4    If by reason of any breach or default hereunder the Lessor shall be entitled to terminate this Agreement, where the Lessee has with the approval of the Lessor mortgaged the Land and its rights and benefits under this Agreement, the Lessor agrees not to exercise such right of termination forthwith unless:

(i)	the Lessor has given notice in writing to the Approved Mortgagee, stating that it has become entitled to terminate this Agreement and stating the reason or reasons it has become so entitled;

(ii)
a period of thirty (30) days has elapsed following the giving of that notice and the Approved Mortgagee, has not within that period of thirty (30) days by notice in writing to the Lessor agreed and undertaken to rectify the defaults or matters by reason of which the Lessor has become so entitled;

(iii)
if the Approved Mortgagee, who has agreed and undertaken to rectify the defaults or matters by reason of which the Lessor has become entitled to terminate this Agreement, has failed within a further period of thirty (30) days after that period of thirty (30) days (or such longer period as may be allowed by the Lessor) to rectify the said defaults or other matters; and

(iv)
the Approved Mortgagee, has not (if the Lessor so directs by notice in writing to the mortgagee) appointed a receiver and manager or receivers and managers of the Land (but this Subclause (iv) shall not apply if the Approved Mortgagee, has on a previous occasion appointed a receiver and manager or receivers and managers whose appointment has not been terminated).

PROVIDED ALWAYS that the provisions of this Clause 27.4 shall not apply if the Lessor shall have become entitled to terminate this Agreement on more than one previous occasion in any period of three (3) years after the Lessee has assigned or mortgaged its rights or benefits under this Agreement.
27.5    Neither party shall be liable for any loss or damage suffered or incurred by the other party (including liability to have the Security Deposit forfeited pursuant to Clause 5.4) arising from the first party's delay in performing or failure to perform its obligations hereunder to the extent that such delay or failure results from any event of Force Majeure and for so long as such Force Majeure event continues to prevent the first party from performing and discharging such obligations, provided that:

(i)	the same arises without the fault or negligence of the affected party;

(ii)
the affected party notifies the other party within two (2) Business Days of becoming aware of the same of such event of Force Majeure and the manner and extent to which its obligations are likely to be prevented or delayed; and

(iii)
in the event that any event of Force Majeure results in any delay or failure by the Lessee to Commence Construction within three (3) years from the Effective Date, pay or incur one hundred per cent (100%) of the Development Investment within eight (8) years from the Effective Date, or Complete one hundred per cent (100%) of the

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Proposed GFA within eight (8) years from the Effective Date, the Lessee shall renew the Banker's Guarantee for such extended period as shall be necessary to ensure that the Banker's Guarantee shall be valid for a period of not less than eight (8) years and six (6) months from the Effective Date plus the period of delay caused by the event of Force Majeure. If the Lessee shall fail to renew the Banker's Guarantee in accordance with this Clause 27.5(iii) by the date falling eight (8) years and six (6) months from the Effective Date, then the Lessor shall, notwithstanding any other provision in this Agreement, be entitled to demand the payment of the Security Deposit secured by the Banker's Guarantee and hold such monies as security for the due performance and observance by the Lessee of the terms and conditions of this Agreement SAVE THAT the Lessee shall not be required to renew the Banker's Guarantee for so long as the Banker's Guarantee shall remain valid for a period of not less than six months after the date falling 8 years from the Effective Date plus the period of delay caused by the event of Force Majeure.
Each party shall use its reasonable endeavours to minimise the duration and effects of any event of Force Majeure on the affected party.
28.    YIELDING UP ON EXPIRY OF LEASE TERM
28.1    Subject to Clause 28.2, upon the expiry or earlier determination of the Lease Term, the Lessee shall yield up and surrender to the Lessor without the payment of any compensation or other sum, the Land together with all buildings, structures, appurtenances, alterations, additions, structural changes or improvements thereon, in good and tenantable state of repair and condition and in a clean and sanitary order and condition.
28.2    Immediately prior to the expiry or earlier determination of the Lease term, the Lessee shall if so required by the Lessor, at the Lessee's own costs and expenses, remove all buildings, structures, appurtenances, alterations, additions, structural changes or improvements thereon and other works built or carried out on, under or within the Land, and in such case to restore the Land to its state as at the commencement of the Lease Term or such other condition acceptable to Lessor (provided that restoration to such other condition is not more onerous or costly for the Lessee to implement), in default of which the Lessor may, without prejudice to the Lessor's other rights, proceed to do the same and all cost and expenses incurred by the Lessor shall be recoverable from and repayable by the Lessee forthwith on demand.
28.3    In the event that the Lessee fails to remove any of its movable properties at the expiry or sooner determination of the Lease Term, the Lessor shall be entitled to remove, dispose or otherwise use it for the Lessor's own purposes. The Lessee shall be liable to pay such costs for removal and disposal and shall not be entitled to any claim whatsoever in respect to the property disposed or used by the Lessor.

28A	TRIAL PIT TESTS
28A.1    Without prejudice to the generality of Clause 28 and in the event the Lessor requires the Lessee in accordance with Clause 28.2 to remove all buildings, structures, appurtenances, alterations, additions, structural changes or improvements thereon and other works built or carried out on, under or within the Land, and in such case to restore the Land to its state as at the commencement of the Lease Term or such other condition acceptable to the Lessor (provided that restoration to such other condition is not more onerous or costly for the Lessee to implement), the Lessee shall prior to the expiry or earlier determination of the Lease Term at its own costs and expense, if so required by the Lessor:

(i)
conduct trial pit tests (the “Trial Pit Tests”) on the Land for the purpose of determining the nature and extent of changes in the soil, ground and environmental conditions arising directly or indirectly from or in connection with the Lessee’s activities, use and/or occupation of the Land, such Trial Pit Tests to be carried out in such manner as

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may be directed by the Lessor at such locations on the Land and within such time as may be required by the Lessor in its sole discretion; and

(ii)
where the Trial Pit Tests indicate the presence of Contaminants in, on, under or within the Land, arising directly or indirectly from or in connection with the Lessee’s activities, use and/or occupation of the Land:

(a)	carry out and complete, within such time as may be stipulated by the Lessor, such works as may be necessary to remediate the Land to a state and condition acceptable to the Lessor; and

(b)
upon completion of the works referred to in Clause 28A(ii)(a) above, carry out such tests (the “Post-Works Tests”) as may be required by the Lessor, to verify that the Land has been remediated to the state and condition acceptable to the Lessor.

PROVIDED ALWAYS that the Lessee’s obligation to conduct such Trial Pit Tests, any related remediation and Post-Works Tests shall be only in relation to such parts of the Land that have been restored to its state as at the commencement of the Lease Term.
28A.2    If the Lessee fails to observe or perform any of its obligations as required in this Clause 28A, the Lessor may, without prejudice to the Lessor’s other rights, proceed to do the same and the Lessee shall pay to the Lessor, on demand, all costs and expenses so incurred by the Lessor.
28A.3    The Lessee shall, upon prior notice being given to the Lessee, allow the Lessor, its agents and any person authorised by the Lessor to enter the Land for the purpose of inspection, conducting Trial Pit Tests, Post-Works Tests and/or remediation of the Land (as the case may be).
28A.4    For the purposes of this Clause 28A, “Contaminants” means:

(i)	rubbish, debris, waste, obstructions and any other undesirable material whether present at the commencement of the Lease Term or otherwise; or

(ii)	any substance that:

(a)	is polluting or injurious;

(b)	is foreign to, or in excess of, or which alters the natural constituents of, the natural soil, ground and environmental conditions on, in, under or within the Land; and/or

(c)	may, in the Lessor’s reasonable opinion, adversely affect the Land.
29.    INDEMNITY
The Lessee shall also indemnify and keep indemnified the Lessor from and against all actions, claims, demands, losses, damages, costs and expenses for which the Lessor shall be or become liable in respect of or arising out of or in connection with:

(i)	any damage to the Land; or

(ii)
any loss, damage or injury from any cause whatsoever to property or person caused or contributed to by the use of the Land by the Lessee or occurring on the Land or occasioned or contributed to by any act, omission, negligence, breach or default of the Lessee or any servant, agent, sub-tenant, invitee of the Lessee or any other person claiming through or under the Lessee.

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30.    EXECUTION OF LEASE
30.1    The Lease shall be executed by the Lessee and delivered to the Lessor or its solicitors within fourteen (14) days after receipt thereof by the Lessee or its solicitors, time being of the essence. Notwithstanding that the Lease may not have been executed and delivered as aforesaid, the parties hereto shall be bound as from the date of the commencement of the Lease Term by the provisions of the Lease and all the terms, covenants and conditions therein contained shall be deemed to have full force and effect as if they were originally contained and incorporated in this Agreement.
30.2    Notwithstanding the completion of the Lease, this Agreement shall remain in full force and effect with regard to anything or matter remaining to be done performed or observed hereunder and not provided for in the Lease.
31.    REVERSION
No length of time or of enjoyment of the Lessee of the Land or the buildings, structures and fixtures thereon shall enure to give a right to the Lessee to retain the Land or any part thereof or to deprive the Lessor in any way of any rights of the Lessor to exercise its powers under the law as reversionary owner of the Land and of the buildings, structures and fixtures thereon.
32.    LEGAL COSTS AND DISBURSEMENTS
32.1    The Lessee shall pay all legal and other professional and technical fees and expenses on a full indemnity basis incurred or to be incurred by the Lessor in connection with the preparation, finalisation and completion of this Agreement and the Lease (including the Stamp Duty on the Lease, and the registration fees on the Lease) and in respect of all matters incidental thereto or arising therefrom or in connection therewith. All such fees and expenses shall be paid within seven (7) Business Days after the Lessor’s written demand, save for Stamp Duty which shall be payable by the Lessee without demand of the Lessor and within the relevant time frame prescribed under the Stamp Duties Act.
32.2    The Lessee shall forthwith pay on demand:

(i)
all costs and fees including legal fees, all survey fees and other professional fees and costs on a full indemnity basis incurred by the Lessor in connection with the enforcement of the terms and conditions of this Agreement and/or the Lease and in respect of all matters incidental thereto or arising therefrom;

(ii)
any amount imposed, or charged by any Government or any Competent Authority, statutory or tax authority as GST on any sum or sums due to or payable to the Lessor under this Agreement and/or the Lease and a statement from the Lessor to the Lessee of the amount payable shall be conclusive of the amount of such GST due and as to the Lessee's liability therefor; and

(iii)
all costs and expenses in obtaining all licences, permissions, approvals and consents that may be required by the Lessor and the Competent Authorities for the purpose of the construction, development and establishment of the IR2 and all matters incidental thereto.

33.    NOTICES
33.1    All notices or other communication of any nature whatsoever under this Agreement shall be made by facsimile, letter or otherwise in writing and shall be sent to a party at the facsimile number or the address of that party set out below (or at such other address as may be notified in writing by that party to the other party from time to time):

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The Lessor:
SINGAPORE TOURISM BOARD
1 Orchard Spring Lane
Singapore 247729
Attention:    Chew Tiong Heng
Executive Director, Infrastructure Planning & Management Division

Fax:	(65) 6732 2108
The Lessee:
MARINA BAY SANDS PTE. LTD.
80 Robinson Road
#02-00
Singapore 068898
Attention:    George Tanasijevich
President and Chief Executive Officer
Fax:        (65) 6688 0230
With copy to:

LAS VEGAS SANDS CORP.
3355 Las Vegas Blvd South
Las Vegas, Nevada 89109
United States of America

Attention:    Global General Counsel
Fax:        (1) 702 414 5330
33.2    Any notice or communication shall be deemed to be received:

(i)	if sent by prepaid post, on the date of actual receipt;

(ii)	if delivered by hand, on the date of delivery; and

(iii)
if sent by facsimile and a correct and complete transmission report for that transmission is obtained by the sender, upon transmission if transmission takes place on a Business Day before 4:00 pm in the place to which the communication is transmitted and in any other case on the Business Day next following the day of transmission.

34.    CONSENTS AND APPROVALS
No consent or approval to any plans, elevations or specifications given by the Lessor (in pursuance of this Agreement) shall place upon the Lessor any responsibility in respect of any defect in the works carried out or otherwise howsoever.
35.    VARIATION, AMENDMENT OR WAIVER
35.1    No variation or waiver of, or any consent to any departure by a party from, a provision of this Agreement is of any force or effect unless it is confirmed in writing signed by the parties and then that variation, waiver or consent is effective only to the extent for which it is made or given.
35.2    No failure, delay, forbearance, relaxation or indulgence on the part of the Lessor in exercising any of the conditions of this Agreement nor the granting of time by the Lessor shall in any way affect, diminish, restrict or prejudice the rights and powers of the Lessor herein or be deemed to be a waiver of any of the conditions herein or the Lessor's rights hereunder or under general law in respect of the subsequent exercise by the Lessor in respect of the same.

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36.    LIABILITY OF PARTIES
If any party to this Agreement consists of more than one person, then the liability of those persons in all respects under this Agreement is a joint liability of all those persons and a separate liability of each of those persons.
37.    SEVERANCE
If any provision of this Agreement is invalid and not enforceable in accordance with its terms, other provisions which are self-sustaining and capable of separate enforcement with regard to the invalid provision, are and continue to be valid and enforceable in accordance with their terms.
38.    RIGHTS OF THIRD PARTIES
38.1    The Approved Mortgagee is an approved third party beneficiary and has the right to rely upon and enforce for its benefit the rights set out in Clause 23.2, Clause 24 and Clause 27.4.
38.2    Subject to Clause 38.1, the terms and provisions of this Agreement are intended for the benefit of the Lessor (including the Government and the Competent Authorities), the Lessee and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person. Subject to the foregoing and save for the Government and the Competent Authorities, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any of its terms.
39.    COMPETITION ACT
The Lessee accepts that the gaming industry will not be exempt from the provisions of the Competition Act (Cap. 50B).
40.    GOVERNING LAW AND JURISDICTION
This Agreement is governed by and is to be construed in accordance with the laws of Singapore. Save as expressly provided otherwise, the parties submit to the exclusive jurisdiction of the courts of Singapore.

41.    COUNTERPARTS
This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each party may enter into this Agreement by signing any such counterpart and each counterpart shall be valid and effectual as if executed as an original.

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IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first abovewritten.

SIGNED by KEITH TAN                )
for and on behalf of                 )
SINGAPORE TOURISM BOARD         )
)
)

/s/ Keith Tan
in the presence of:

/s/ Jeannie Lim
Name:

SIGNED by ROBERT G. GOLDSTEIN        )
for and on behalf of                 )
MARINA BAY SANDS PTE. LTD.        )
)
)

/s/ Robert Goldstein
in the presence of:

/s/ Patrick Dumont
Name:

SIGNED by GEORGE TANASIJEVICH        )
for and on behalf of                 )
MARINA BAY SANDS PTE. LTD.        )
)
)

/s/ George Tanasijevich
in the presence of:

/s/ Faris Alsagoff
Name:

SIGNATURE PAGE TO THE DEVELOPMENT AGREEMENT DATED 3rd APRIL 2019

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